Exhibit 99.13

Section F

QUÉBEC'S FINANCIAL SITUATION

Summary	F.3

1. Québec's budgetary situation	F.9

1.1Recent developments in the budgetary situation	F.10

1.2 Detailed adjustments in 2025-2026	F.19

2. Returning to a balanced budget	F.31

2.1 The path for returning to a balanced budget	F.34

2.2 The continuity of services and the sustainability of public finances	F.36

3. Revenue and expenditure forecasts	F.43

3.1 Change in revenue	F.44

3.1.1 Own-source revenue excluding revenue from government enterprises	F.45

3.1.2 Revenue from government enterprises	F.50

3.1.3 Federal transfers	F.52

3.2 Change in expenditure	F.57

3.2.1 Portfolio expenditures	F.58

3.2.2 Debt service	F.68

4. Higher public infrastructure investments	F.69

APPENDIX 1: Portfolio expenditures	F.75

APPENDIX 2: Report on the application of the Balanced Budget Act	F.77

Québec's Financial Situation	F-1

SUMMARY

Budget 2026-2027 is an opportunity for the government to provide an overview of Québec's economic and budgetary situation and to set out its policy directions in this regard. This section reports on developments in Québec's budgetary situation for 2025-2026 and presents the budgetary forecasts up to 2030-2031.

❏ Initial results confirming sound management of public finances

Through sound expenditure management and stronger-than-expected nominal GDP growth in 2025, generating higher-than-forecast tax revenue, this budget presents a budgetary situation that is proving to be better than that forecast last March.

Compared to the March 2025 budget, the accounting deficit in 2025-2026 is reduced from $11.4 billion to $7.7 billion, or 1.2% of GDP. The accounting deficit, that is, before deposits of dedicated revenues in the Generations Fund, is calculated on a comparable basis to the budgetary balances of the federal government and other Canadian provinces.

In 2026-2027, the accounting balance shows a deficit of $6.3 billion (0.9% of GDP), an improvement of $861 million compared to that forecast in Budget 2025-2026.

The budgetary deficit within the meaning of the Balanced Budget Act, after deposits of dedicated revenues in the Generations Fund, is adjusted downward by nearly $3.7 billion in 2025-2026 and $916 million in 2026-2027.

— In accordance with the Balanced Budget Act, a balanced budget, after deposits of dedicated revenues in the Generations Fund, will be achieved by 2029-2030 at the latest.

The government is taking another step toward achieving a balanced budget by reducing the deficits projected for 2025-2026 and 2026-2027 and the gaps to be bridged for subsequent years.

Québec's net debt burden is also adjusted downward compared to Budget 2025-2026 for each year of the financial framework.

The economic and geopolitical climate calls for a responsible budget focused on Quebecers' top priorities and responsible management of public finances. Efforts to return to a balanced budget are continuing in order to preserve the long-term sustainability of Québec's finances.

Québec's Financial Situation	F-3

Over the period covered by the financial framework, the government is taking targeted action to achieve four major objectives: accelerating Québec's economic transformation, supporting the government's main missions, supporting Quebecers and communities and maintaining public infrastructure.

— These significant investments in portfolios provide the basic funding needed to meet the growing needs of the population, improve the accessibility and quality of services offered to citizens, ensure the continuation of essential programs, and thus support the sustainability of public services.

— As a result, growth in portfolio expenditures projected for 2026-2027 is:

— 4.1% in health and social services;

— 2.4% in education;1

— 3.7% in higher education.

— In addition, the financial framework includes a total contingency reserve of $8.0 billion, with $2.0 billion in 2026-2027 and $1.5 billion per year as of 2027-2028, which could be used, in particular, to cover unforeseen expenditures or mitigate the effects of more moderate-than-expected economic growth.

— As in 2024-2025, the contingency reserve is not used in 2025-2026.

CHART F.1 Change in the accounting balance
(billions of dollars)

________________________________________________

1 Excluding the effect in 2025-2026 of the provision for implementing activities supporting the integration and francization of immigrants, the growth in expenditures stands at 3.0%.

F-4	Budget 2026‑2027 Budget Plan

One of the lowest budgetary deficits in Canada

In 2025-2026, all Canadian provinces showed budgetary deficits. On a comparable basis to the budgetary balances of other Canadian provinces, that is, before deposits of dedicated revenues in the Generations Fund, Québec's deficit stood at $7.7 billion in 2025-2026, or 1.2% of GDP.

As a percentage of GDP, this is one of the lowest deficits among Canadian provinces, after Saskatchewan (0.4% of GDP), Alberta (0.9% of GDP) and Ontario (1.1% of GDP).

Like most Canadian provinces, Québec must rectify its fiscal deficit situation in the medium term. However, it stands out for having a law that, like in Ontario and Alberta, requires a plan or timeline for restoring balance when a deficit occurs.

— However, this law requires a return to a balanced budget after deposits of dedicated revenues in the Generations Fund, which imposes an additional constraint for Québec compared to other provinces.

Québec aims to restore balance by 2029-2030, while several other provinces with deficits have not set a date.

2025-2026 budgetary balance
(percentage of GDP)

Notes: For Québec, this is the accounting deficit, that is, before deposits of dedicated revenues in the Generations Fund. This deficit is comparable to that of other provinces.
Chart information reflects data available as at March 6, 2026.

Québec's Financial Situation	F-5

❏ Multi-year financial framework

Revenue amounts to $166.5 billion in 2026-2027, with growth of 3.7%. Growth will increase to 3.8% in 2027-2028.

— Over the period covered by the financial framework, that is, until 2030-2031, annual revenue growth will average 3.2%.

In 2026-2027, growth in portfolio expenditures will be 1.6%,2 compared to 4.5% in 2025-2026.

Total expenditure, including debt service, stands at $170.8 billion in 2026-2027, with growth of 1.5%. Growth will be 2.6% in 2027-2028.

— From 2026-2027 to 2030-2031, annual growth in total expenditure will average 2.0%.

________________________________________________

2 Excluding 2025-2026 expenditures not recurring in 2026-2027, including advance payments for public transit infrastructure projects, the growth in portfolio expenditures stands at 3.3% in 2026-2027 instead of 1.6%.

F-6	Budget 2026‑2027 Budget Plan

TABLE F.1

Multi-year financial framework

(millions of dollars, unless otherwise indicated)
	2025- 2026	2026- 2027	2027- 2028	2028- 2029	2029- 2030	2030- 2031	AAGR(1)
Revenue
Personal income tax	49 003	50 800	52 687	54 667	56 629	58 734
Contributions for health services	9 175	9 412	9 749	10 198	10 498	10 826
Corporate taxes	14 102	14 527	15 296	15 358	15 968	17 037
School property tax	1 255	1 311	1 435	1 579	1 720	1 853
Consumption taxes	29 364	30 008	30 975	31 784	32 523	33 294
Duties, permits and royalties	6 311	6 542	6 939	7 204	7 537	7 792
Miscellaneous revenue	15 395	15 908	16 285	16 819	17 471	18 042
Government enterprises	5 347	5 853	6 442	6 984	7 096	7 254
Own-source revenue	129 952	134 361	139 808	144 593	149 442	154 832
% change(2)	3.5	3.4	4.1	3.4	3.4	3.6	3.6
Federal transfers	30 577	32 131	32 948	33 022	32 337	33 325
% change	0.3	5.1	2.5	0.2	−2.1	3.1	1.7
Total revenue	160 529	166 492	172 756	177 615	181 779	188 157
% change	2.8	3.7	3.8	2.8	2.3	3.5	3.2
Expenditure
Portfolio expenditures	−158 029	−160 489	−164 279	−165 909	−167 887	−173 218
% change(3)	4.5	1.6	2.4	1.0	1.2	3.2	1.9
Debt service	−10 155	−10 268	−10 931	−11 340	−11 612	−12 271
% change	1.9	1.1	6.5	3.7	2.4	5.7	3.9
Total expenditure	−168 184	−170 757	−175 210	−177 249	−179 499	−185 489
% change	4.3	1.5	2.6	1.2	1.3	3.3	2.0
Contingency reserve	−	−2 000	−1 500	−1 500	−1 500	−1 500
ACCOUNTING SURPLUS (DEFICIT)(4)	−7 655	−6 265	−3 954	−1 134	780	1 168
% of GDP	1.2	0.9	0.6	0.2	0.1	0.2

Note: Totals may not add due to rounding.

(1) Average annual growth rate, corresponding to the geometric mean over five years, from 2026-2027 to 2030-2031.

(2) In 2027-2028, the growth in own-source revenue is primarily due to the 3.4% change in nominal GDP in 2027, the increase in Hydro-Québec's results, and the effect of harmonization with the accelerated depreciation and expensing measures announced in the 2024 federal budget.

(3) Excluding 2025-2026 expenditures not recurring in 2026-2027, including advance payments for public transit infrastructure projects, the growth in portfolio expenditures stands at 3.3% in 2026-2027 instead of 1.6%.

(4) The accounting surplus (deficit) refers to the operating surplus (deficit) as presented in the public accounts.

Québec's Financial Situation	F-7

Budgetary balance within the meaning of the Balanced Budget Act

Maintaining a balanced budget and reducing the debt burden

The Balanced Budget Act, which obliges the government to balance the budget, establishes a more demanding definition of the budgetary balance than those that apply to other provinces or are prescribed by accounting standards for determining a government's surplus (deficit).

Indeed, the budgetary balance within the meaning of the Act excludes certain revenue considered in the accounting surplus (deficit) as it is invested in the Generations Fund to repay the debt. This revenue is earmarked in the Act to reduce the debt and establish the Generations Fund.

This legislative framework is designed to ensure the long-term sustainability of public finances.

Budgetary balance within the meaning of the Act

The budgetary balance according to the Act shows deficits of $9.9 billion in 2025-2026, or 1.5% of GDP, and $8.6 billion in 2026-2027, or 1.3% of GDP. As of 2027-2028, deficits will gradually decline, with balance being achieved in 2029-2030.

A balanced budget will be maintained thereafter.

Returning to a balanced budget

Budget 2026-2027 forecasts a reduction in the gaps to be bridged of $250 million per year in 2027-2028 and 2028-2029, $500 million in 2029-2030 and $750 million in 2030-2031. These remain projected at $750 million in 2027-2028, $2.3 billion in 2028-2029, $2 billion in 2029-2030 and $1.8 billion in 2030-2031. Once the uncertainty mainly related to CUSMA negotiations dissipates, the economic situation should recover and allow for the gaps to be bridged.

In accordance with the Balanced Budget Act, balance, after deposits of dedicated revenues in the Generations Fund, will be achieved by 2029-2030 at the latest.

Budgetary balance within the meaning of the Balanced Budget Act
(millions of dollars, unless otherwise indicated)
	2025- 2026	2026- 2027	2027- 2028	2028- 2029	2029- 2030	2030- 2031
ACCOUNTING SURPLUS (DEFICIT)(1)	−7 655	−6 265	−3 954	−1 134	780	1 168
% of GDP	1.2	0.9	0.6	0.2	0.1	0.2
Gap to be bridged	-	-	750	2 250	2 000	1 750
Deposits of dedicated revenues in the Generations Fund	−2 289	−2 347	−2 491	−2 616	−2 780	−2 918
BUDGETARY BALANCE WITHIN THE MEANING OF THE BALANCED BUDGET ACT	−9 944	−8 612	−5 695	−1 500	-	-
% of GDP	1.5	1.3	0.8	0.2	0.0	0.0

Note: Totals may not add due to rounding.

(1) Accounting surplus (deficit) refers to the surplus (deficit) from operations as presented in the public accounts.

F-8	Budget 2026‑2027 Budget Plan

1. QUÉBEC'S BUDGETARY SITUATION

In 2026-2027, revenue stands at $166.5 billion, while portfolio expenditures, being expenditures tied to the delivery of public services, stand at $160.5 billion.

— Debt service amounts to $10.3 billion.

In addition, the financial framework includes a contingency reserve of $2.0 billion to cover unforeseen expenditures or mitigate the effects of more moderate-than-expected economic growth. This reserve is at a comparable level to that forecast in 2025-2026.

— After taking into account the contingency reserve, the accounting balance shows a deficit of $6.3 billion, or 0.9% of GDP.

— After deposits of dedicated revenues in the Generations Fund, the budgetary balance shows a deficit of $8.6 billion, or 1.3% of GDP.

TABLE F.2

Québec's budget - March 2026

(millions of dollars, unless otherwise indicated)
2026-2027
Revenue
Own-source revenue	134 361
% change	3.4
Federal transfers	32 131
% change	5.1
Total revenue	166 492
% change	3.7
Expenditure
Portfolio expenditures	−160 489
% change	1.6
Debt service	−10 268
% change	1.1
Total expenditure	−170 757
% change	1.5
Contingency reserve	−2 000
ACCOUNTING SURPLUS (DEFICIT) - MARCH 2026	−6 265
% of GDP	0.9
Deposits of dedicated revenues in the Generations Fund	−2 347
BUDGETARY BALANCE(1)	−8 612
% of GDP	1.3

(1) Budgetary balance within the meaning of the Balanced Budget Act.

Québec's Financial Situation	F-9

1.1 Recent developments in the budgetary situation

This section presents the recent developments in Québec's budgetary situation as well as the main adjustments to the forecasts from 2025-2026 to 2027-2028.

❏ Main adjustments from 2025-2026 to 2027-2028

Since Budget 2025-2026, the economic and budgetary situation has led to favourable adjustments of $1.9 billion in 2025-2026, $3.2 billion in 2026-2027 and $3.0 billion in 2027-2028.

For this period, the government is implementing new initiatives totalling $102 million in 2025-2026, $2.4 billion in 2026-2027 and $2.8 billion in 2027-2028 to accelerate Québec's economic transition, support the government's main missions, support Quebecers and communities with targeted action, and maintain public infrastructure.

— These significant investments in portfolios provide the basic funding needed to meet the growing needs of the population, improve the accessibility and quality of services offered to citizens, ensure the continuation of essential programs, and thus support the sustainability of public services.

F-10	Budget 2026‑2027 Budget Plan

TABLE F.3

Adjustments to the financial framework since March 2025

(millions of dollars, unless otherwise indicated)
	2025- 2026	2026- 2027	2027- 2028
ACCOUNTING SURPLUS (DEFICIT) - MARCH 2025	−11 430	−7 126	−4 173
% of GDP	1.8	1.1	0.6
ECONOMIC AND BUDGETARY SITUATION
Own-source revenue excluding revenue from government enterprises
- Tax revenue(1)	3 990	3 382	2 944
- Other revenue	187	−430	−360
Subtotal	4 177	2 952	2 584
Revenue from government enterprises(2)	79	−1 189	−680
Federal transfers	−33	−231	−123
Subtotal - Revenue	4 223	1 532	1 781
Portfolio expenditures(3)	−1 861	1 546	573
Debt service	−485	134	625
Subtotal - Expenditure	−2 346	1 680	1 198
TOTAL ADJUSTMENTS TO THE ECONOMIC AND BUDGETARY SITUATION	1 877	3 212	2 979
NOVEMBER 2025 INITIATIVES(4)	−65	−218	−195
MARCH 2026 INITIATIVES
Accelerating Québec's economic transformation	-	−480	−507
Supporting the government's main missions	-	−910	−928
Supporting Quebecers and communities with targeted action	−37	−742	−1 130
Subtotal	−37	−2 133	−2 565
TOTAL INITIATIVES	−102	−2 351	−2 760
Contingency reserve	2 000	-	-
ACCOUNTING SURPLUS (DEFICIT) - MARCH 2026	−7 655	−6 265	−3 954
% of GDP	1.2	0.9	0.6

Note: Totals may not add due to rounding.

(1) The adjustment of tax revenue in 2025-2026 is due to the recurrence of higher-than-expected results observed at the end of 2024-2025 and in 2025-2026, tied to the upward adjustment to nominal GDP growth of 0.6 percentage points in 2024 and 1.1 percentage points in 2025. In 2026-2027 and 2027-2028, the lower adjustments of tax revenue result from the downward adjustment to growth in exports (−1.3 percentage points in 2026) and household consumption excluding food expenditures and shelter (−0.5 percentage points in 2026), as well as the effect in 2027-2028 of the cancellation of the increase in the capital gains inclusion rate.

(2) The negative adjustments in 2026-2027 and 2027-2028 are mainly due to the decline in Hydro-Québec's results, largely resulting from low runoff.

(3) An explanation of adjustments to portfolio expenditures is provided on page F.13.

(4) The financial impact of the November 2025 initiatives excludes the amounts provided in the financial framework for the indexation of the tax system, as well as the reductions in the contribution rates and premium rates for the Québec Pension Plan and Québec Parental Insurance Plan, respectively, which are entirely funded by each of the plans.

Québec's Financial Situation	F-11

▮ Adjustments related to the economic and budgetary situation

Changes in the economic and budgetary situation since Budget 2025-2026 result in positive adjustments of $1.9 billion in 2025-2026, $3.2 billion in 2026-2027 and $3.0 billion in 2027-2028. These adjustments are primarily attributable to:

— an increase in own-source revenue, excluding revenue from government enterprises, of $4.2 billion in 2025-2026, $3.0 billion in 2026-2027 and $2.6 billion in 2027-2028. These adjustments reflect:

— a $4.0-billion increase in tax revenue in 2025-2026, due to the recurrence of higher-than-expected results observed at the end of 2024-2025 and in 2025-2026, tied to the upward adjustment to nominal GDP growth by 0.6 percentage points in 2024 and 1.1 percentage points in 2025. In 2026-2027 and 2027-2028, adjustments of $3.4 billion and $2.9 billion in tax revenue are expected due to the downward adjustment to growth in exports (−1.3 percentage points in 2026) and household consumption excluding food expenditures and shelter (−0.5 percentage points in 2026), as well as the effect in 2027-2028 of the cancellation of the increase in the capital gains inclusion rate,3

— a favourable adjustment of other revenue of $187 million in 2025-2026, due, in particular, to higher-than-expected investment income of the Generations Fund and revenue from natural resources, partially offset by a decline in revenue from the carbon market. In 2026-2027 and 2027-2028, the downward adjustments of $430 million and $360 million are attributable to, among other things, a decline in revenue from the carbon market;

— an increase in revenue from government enterprises of $79 million in 2025-2026, due in particular to increased revenue from Investissement Québec, and downward adjustments of $1.2 billion in 2026-2027 and $680 million in 2027-2028, mainly due to the decline in Hydro-Québec's results because of the low runoff;

— a downward adjustment of federal transfers of $33 million in 2025-2026, $231 million in 2026-2027 and $123 million in 2027-2028 due, in particular, to a reduction in Québec's demographic weight reported in Statistics Canada's data published in September 2025;4

________________________________________________

3 The Québec government harmonized its tax system with the changes made by the federal government in its 2025 budget and cancelled the increase in the capital gains inclusion rate that had been announced in 2024.

4 The update of population data has an impact on the main federal transfers to the provinces (equalization, Canada Health Transfer [CHT] and Canada Social Transfer [CST]) as they are calculated on a per capita basis.

F-12	Budget 2026‑2027 Budget Plan

— an increase in portfolio expenditures of $1.9 billion in 2025-2026, and decreases of $1.5 billion in 2026-2027 and $573 million in 2027-2028;

— For 2025-2026, the adjustment is primarily due to an increase in expenditures of $500 million, including $250 million in the Santé et Services sociaux portfolio and $250 million related to the reinvestment in education announced in summer 2025, and to advance payments of $1.7 billion for public transit infrastructure projects, mitigated by a decrease in expenditures under the 2030 Plan for a Green Economy as a result of the decline in anticipated revenue from the carbon market.

— In 2026-2027 and 2027-2028, the adjustments are mainly attributable to the decrease in expenditures related to the 2030 Plan for a Green Economy as a result of the adjustments to anticipated revenue from the carbon market, reductions in expenditures resulting from advance payments in 2025-2026 for public transit infrastructure projects, and the change in the pace of realization of federally funded local infrastructure projects.

— an upward adjustment of $485 million in debt service in 2025-2026, which is primarily due to higher-than-anticipated long-term interest rates worldwide. Subsequently, a downward adjustment of $134 million in 2026-2027 and $625 million in 2027-2028 is expected due to lower deficits in 2024-2025 and 2026-2027, as well as the better performance of the Retirement Plans Sinking Fund in 2025-2026.

Québec's Financial Situation	F-13

▮ Budget 2026-2027 initiatives

In this budget, the government is planning initiatives of $2.1 billion in 2026-2027, namely:

— $480 million to accelerate Québec's economic transformation;

— $910 million to support the government's main missions;

— $742 million to support Quebecers and communities with targeted action.

Budget 2026-2027 initiatives

The initiatives in Budget 2026-2027 total $9.6 billion over six years, as follows:

— $1.7 billion to accelerate Québec's economic transformation;

— $4.3 billion to support the government's main missions;

— $3.6 billion to support Quebecers and communities with targeted action.

Financial impact of the initiatives of Budget 2026-2027 (millions of dollars)
	2025- 2026	2026- 2027	2027- 2028	2028- 2029	2029- 2030	2030- 2031	Total
Initiatives
Accelerating Québec's economic transformation(1)	-	−480	−507	−361	−205	−150	−1 704
Supporting the government's main missions(2)	-	−910	−928	−851	−795	−791	−4 275
Supporting Quebecers and communities with targeted action(3)	−37	−742	−1 130	−724	−504	−479	−3 615
TOTAL	−37	−2 133	−2 565	−1 936	−1 503	−1 420	−9 594

Note: Totals may not add due to rounding.

(1) For more details, see Section B, "Accelerating Québec's Economic Transformation."

(2) For more details, see Section C, "Supporting the Government's Main Missions."

(3) For more details, see Section D, "Supporting Quebecers and Communities with Targeted Action."

F-14	Budget 2026‑2027 Budget Plan

Recap of the November 2025 initiatives

In the Update on Québec's Economic and Financial Situation − Fall 2025, the government announced investments totalling $483 million in 2025-2026, $2.0 billion in 2026-2027 and $2.0 billion in 2027-2028.

These investments have made it possible to introduce initiatives for:

— returning money to Quebecers;

— increasing Québec's economic resilience.

Financial impact of the November 2025 initiatives
(millions of dollars)
	2025- 2026	2026- 2027	2027- 2028	2028- 2029	2029- 2030	Total
Returning money to Quebecers	−333	−1 347	−1 379	−1 396	−1 420	−5 875
Increasing Québec's economic resilience	−151	−631	−632	−519	−537	−2 470
Subtotal - Initiatives	−483	−1 979	−2 011	−1 915	−1 957	−8 345
Planned funding(1)	418	1 761	1 816	1 855	1 897	7 747
TOTAL	−65	−218	−195	−60	−60	−598

Note: Totals may not add due to rounding.

(1) The amounts for indexing the tax system are already included in the financial framework. Reductions in the contribution rates and premium rates for the Québec Pension Plan and Québec Parental Insurance Plan, respectively, are entirely funded by each plan. Of the financial impact, $31.3 million in 2025-2026, $126.3 million in 2026-2027 and $97.1 million in 2027-2028 will be financed by the available funds from an increase in the share of public transit funding from the Electrification and Climate Change Fund. $30.0 million will be drawn from the Electrification and Climate Change Fund from 2025-2026 to 2027-2028.

▮ Maintaining the contingency reserve

As in 2024-2025, the $2.0-billion contingency reserve that was provided in Budget 2025-2026 is not used.

For subsequent years, it is maintained at $2.0 billion in 2026-2027 and $1.5 billion per year thereafter.

— The reserve, which totals $8.0 billion over five years, could, in particular, be used to cover unforeseen expenditures or mitigate the effects of more moderate-than-expected economic growth.

Québec's Financial Situation	F-15

▮ Gap to be bridged

The more favourable-than-expected budget forecasts make it possible to reduce the gap to be bridged on a recurring basis over the period covered by the financial framework. The gap is reduced by $250 million in 2027-2028 and 2028-2029, then by $500 million in 2029-2030 and $750 million in 2030-2031.

The financial framework still forecasts a gap to be bridged of $750 million in 2027-2028, $2.3 billion in 2028-2029, $2.0 billion in 2029-2030 and $1.8 billion in 2030-2031.

— However, these amounts are lower than the deposits of dedicated revenues in the Generations Fund expected for those years.

As a result, in accordance with the Balanced Budget Act, a balanced budget, after deposits of dedicated revenues in the Generations Fund, will be achieved by 2029-2030 at the latest.

Once the uncertainty mainly related to CUSMA negotiations dissipates, the economic situation should recover and allow for the gaps to be bridged.

F-16	Budget 2026‑2027 Budget Plan

Adjustments since the fall 2025 update

Since the publication of the Update on Québec's Economic and Financial Situation − Fall 2025, the adjustments to the financial framework are due, in particular, to:

— an increase in revenue, mainly due to a favourable change in tax revenue;

— an increase in expenditure in 2025-2026 followed by a decrease in 2026-2027, mainly due to advance payments for public transit infrastructure projects in 2025-2026;

— the cost of the March 2026 initiatives;

— the non-utilization of the contingency reserve in 2025-2026.

Adjustments to the financial framework since the fall 2025 update (millions of dollars, unless otherwise indicated)
	2025- 2026	2026- 2027	2027- 2028
ACCOUNTING SURPLUS (DEFICIT) - NOVEMBER 2025	−9 898	−7 149	−4 185
% of GDP	1.5	1.1	0.6
ECONOMIC AND BUDGETARY SITUATION
Own-source revenue excluding revenue from government enterprises
- Tax revenue(1)	2 351	2 524	2 615
- Other revenue	155	−103	−58
Subtotal	2 506	2 421	2 557
Revenue from government enterprises	−95	−536	−830
Federal transfers	−617	54	860
Subtotal - Revenue	1 794	1 939	2 587
Portfolio expenditures	−1 557	1 062	−141
Debt service	43	15	350
Subtotal - Expenditure	−1 514	1 077	209
TOTAL ADJUSTMENTS TO THE ECONOMIC AND BUDGETARY SITUATION	280	3 017	2 796
MARCH 2026 INITIATIVES
Accelerating Québec's economic transformation	-	−480	−507
Supporting the government's main missions	-	−910	−928
Supporting Quebecers and communities with targeted action	−37	−742	−1 130
TOTAL INITIATIVES	−37	−2 133	−2 565
Contingency reserve	2 000	-	-
ACCOUNTING SURPLUS (DEFICIT) - MARCH 2026	−7 655	−6 265	−3 954
% of GDP	1.2	0.9	0.6

Note: Totals may not add due to rounding.

(1) The adjustment of tax revenue since the fall 2025 update are due to the upward adjustment to nominal GDP growth (+0.5 percentage points in 2025 and +0.4 percentage points in 2026) and the increase in capital gains realized by individuals and corporations thanks to the strong performance of financial markets in 2025.

Québec's Financial Situation	F-17

Adjustments to budgetary balances within the meaning of the Balanced Budget Act

Under the Balanced Budget Act, the budgetary balance corresponds to the accounting surplus or deficit presented in the public accounts (surplus or deficit from operations) reduced by the amount of revenues dedicated to the Generations Fund and adjusted to take into account certain accounting changes, if applicable.

Budget 2026-2027 reports an improvement in the accounting deficit of $3.8 billion in 2025-2026, $861 million in 2026-2027 and $219 million in 2027-2028.

Added to these adjustments are deposits of dedicated revenues in the Generations Fund, which are up by $112 million in 2025-2026, due to the increase in investment income. For 2026-2027 and 2027-2028, the dedicated revenues have been adjusted downward by $55 million and $31 million, respectively. In 2027-2028, there is also a $250-million downward adjustment to the gap to be bridged.

Thus, the deficit within the meaning of the Act stands at $9.9 billion in 2025-2026, $8.6 billion in 2026-2027 and $5.7 billion in 2027-2028.

Adjustments to budgetary balances within the meaning of the Balanced Budget Act (millions of dollars)
	2025-2026	2026-2027	2027-2028
BUDGETARY BALANCE(1) - MARCH 2025	−13 607	−9 528	−5 695
Adjustments to the economic and budgetary situation	1 877	3 212	2 979
Fall 2025 update initiatives	−65	−218	−195
March 2026 initiatives	−37	−2 133	−2 565
Contingency reserve adjustment	2 000	-	-
Subtotal - Accounting surplus (deficit) adjustments	3 775	861	219
Decrease in the gap to be bridged	-	-	−250
Adjustments to deposits of dedicated revenues in the Generations Fund	−112	55	31
BUDGETARY BALANCE(1) - MARCH 2026	−9 944	−8 612	−5 695

Note: Totals may not add due to rounding.

(1) Budgetary balance within the meaning of the Balanced Budget Act.

F-18	Budget 2026‑2027 Budget Plan

1.2 Detailed adjustments in 2025-2026

In 2025-2026, the accounting deficit stands at $7.7 billion. This represents an improvement of $3.8 billion compared to the accounting deficit of $11.4 billion forecast in March 2025, due, in particular, to:

— a $4.1-billion increase in own-source revenue excluding revenue from government enterprises in 2025-2026, due to:

— a positive adjustment of $4.0 billion in tax revenue, owing to the recurrence of higher-than-expected results observed at the end of 2024-2025 and in 2025-2026, tied to the upward adjustment to nominal GDP growth of 0.6 percentage points in 2024 and 1.1 percentage points in 2025, and the increase in capital gains realized by individuals and corporations reflecting the strong performance of financial markets in 2025,

— an adjustment of $187 million to other revenue, due in particular to investment income of the Generations Fund and higher-than-expected revenue from natural resources, partially offset by a decline in revenue from the carbon market;

— a $79-million increase in revenue from government enterprises, mainly attributable to an increase in the results of Investissement Québec;

— a $1.9-billion increase in portfolio expenditures, including:

— a $1.9-billion adjustment stemming mainly from a $500-million increase in expenditures, including $250 million for the Santé et Services sociaux portfolio and $250 million related to the reinvestment in education announced in summer 2025, and $1.7 billion in advance payments for public transit infrastructure projects. This adjustment is mitigated by a decrease in expenditures under the 2030 Plan for a Green Economy, resulting from a decline in anticipated revenue from the carbon market,

— initiatives related to the expenditures announced in the Update on Québec's Economic and Financial Situation - Fall 2025 and Budget 2026-2027 totalling $66 million;

— a $485-million increase in debt service, primarily due to higher-than-anticipated long-term interest rates worldwide;

— the non-utilization of the $2.0-billion contingency reserve projected in March 2025.

Québec's Financial Situation	F-19

TABLE F.4

Adjustments to the 2025-2026 financial framework since March 2025 (millions of dollars)
2025-2026
	March 2025	Adjustments			March 2026
		Economic and budgetary situation	Initiatives and other adjustments	Total
Own-source revenue
Tax revenue	98 945	3 990	−36	3 954	102 899
Other revenue	21 519	187	-	187	21 706
Subtotal	120 464	4 177	−36	4 141	124 605
Revenue from government enterprises	5 268	79	-	79	5 347
Total own-source revenue	125 732	4 256	−36	4 220	129 952
Federal transfers	30 610	−33	-	−33	30 577
Revenue	156 342	4 223	−36	4 187	160 529
Portfolio expenditures	−156 102	−1 861	−66	−1 927	−158 029
Debt service	−9 670	−485	-	−485	−10 155
Expenditure	−165 772	−2 346	−66	−2 412	−168 184
Contingency reserve	−2 000	-	2 000	2 000	-
ACCOUNTING SURPLUS (DEFICIT)	−11 430	1 877	1 898	3 775	−7 655
Note: Totals may not add due to rounding.

F-20	Budget 2026‑2027 Budget Plan

❏ Own-source revenue excluding revenue from government enterprises

For 2025-2026, own-source revenue excluding revenue from government enterprises is adjusted upward by $4.1 billion compared to Budget 2025-2026 forecasts and totals $124.6 billion.

— Tax revenue is adjusted upward by $4.0 billion, supported by higher-than-anticipated personal income tax, corporate tax and consumption tax revenues.

— Other revenue is adjusted upward by $187 million.

TABLE F.5

Adjustments to own-source revenue excluding revenue from government enterprises (millions of dollars)
2025-2026
OWN-SOURCE REVENUE(1) - MARCH 2025	120 464
Tax revenue
Personal income tax	2 059
Contributions for health services	−67
Corporate taxes	1 611
School property tax	−91
Consumption taxes	442
Subtotal	3 954
Other revenue
Duties, permits and royalties	91
Miscellaneous revenue	96
Subtotal	187
Total adjustments	4 141
OWN-SOURCE REVENUE(1) - MARCH 2026	124 605

(1) Own-source revenue excluding revenue from government enterprises.

Québec's Financial Situation	F-21

▮ Tax revenue

For 2025-2026, personal income tax revenue is adjusted upward by $2.1 billion compared to the March 2025 forecast.

— This adjustment is due to the recurrence of higher-than-expected source deductions observed at the end of 2024-2025, the effect of which has continued since the beginning of fiscal year 2025-2026.

— It is also due to the 0.7-percentage-point upward adjustment to wage and salary growth in 2025, from 3.7% to 4.4%, as well as the impact the 2025 performance of financial markets had on capital gains realized by taxpayers.

Contributions for health services are adjusted downward by $67 million in 2025-2026.

— This adjustment is due to the recurrence of weaker-than-expected results at the end of 2024-2025, while the growth in wages and salaries is adjusted upward by 0.7 percentage points in 2025, rising from 3.7% to 4.4%.

— It is also explained by the implementation of a temporary holiday from contributions to the Health Services Fund in 2026 and 2027 to support the agricultural, forestry and fishing sectors, which are essential to the vitality of the regions.

Corporate tax revenue is adjusted upward by $1.6 billion in 2025-2026.

— This favourable adjustment is due to the recurrence of higher-than-expected results observed at the end of 2024-2025, the effect of which has continued since the beginning of fiscal year 2025-2026.

— It is also due to the net operating surplus of corporations, whose change was adjusted upward by 6.8 percentage points in 2025, from −1.1% to 5.7%.

Revenue from the school property tax is adjusted downward by $91 million in 2025-2026.

— This adjustment is due, in particular, to the additional contribution from the Québec government to limit the average increase in school taxes to 3% for 2025-2026.

F-22	Budget 2026‑2027 Budget Plan

Consumption tax revenue, which is derived mainly from the Québec sales tax, is adjusted upward by $442 million in 2025-2026.

— This upward adjustment is due to higher-than-expected cash inflow stemming from the Québec sales tax since the start of 2025-2026, while growth in household consumption5 was adjusted downward by 1.4 percentage points in 2025, from 4.0% to 2.6%.

— It is also due to the 6.2-percentage-point upward adjustment to growth in residential construction investment in 2025, from 8.0% to 14.2%.

▮ Other revenue

In 2025-2026, revenue from duties, permits and royalties is adjusted upward by $91 million compared to the March 2025 forecast.

— This favourable adjustment is due mainly to higher-than-expected revenue from natural resources, particularly mining revenue tied to the strong performance of gold mining corporations, supported by historically high prices.

— However, it is offset by lower-than-expected revenue from the carbon market.

Miscellaneous revenue is adjusted upward by $96 million in 2025-2026, due, in particular, to investment income of the Generations Fund, which is higher than expected.

________________________________________________

5 Household consumption excluding food expenditures and shelter.

Québec's Financial Situation	F-23

TABLE F.6

Changes in the main tax bases (percentage change and difference in percentage points)
	2024	2025	2026
Nominal GDP
− March 2026	5.9	4.5	3.5
− March 2025	5.3	3.4	3.4
Difference	0.6	1.1	0.1
Wages and salaries
− March 2026	6.0	4.4	3.0
− March 2025	5.6	3.7	3.0
Difference	0.4	0.7	-
Net operating surplus of corporations
− March 2026	3.1	5.7	3.7
− March 2025	0.4	−1.1	3.4
Difference	2.7	6.8	0.3
Total exports
− March 2026	3.3	0.7	2.2
− March 2025	4.1	2.7	3.5
Difference	−0.8	−2.0	−1.3
Household consumption excluding food expenditures and shelter
− March 2026	4.1	2.6	2.7
− March 2025	3.7	4.0	3.2
Difference	0.4	−1.4	−0.5
Residential investment
− March 2026	9.4	14.2	3.4
− March 2025	5.6	8.0	3.6
Difference	3.8	6.2	−0.2

Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

F-24	Budget 2026‑2027 Budget Plan

Own-source revenue: favourable adjustment in Québec and certain Canadian provinces in 2025-2026

In Québec, own-source revenue1 for 2025-2026 is adjusted upward by $4.1 billion, or 3.4%, compared to the March 2025 budget. This adjustment is due to an increase in tax revenue, including personal income tax (+$2.1 billion) and corporate taxes (+$1.6 billion), supported by the upward adjustment of tax bases and the impact the strong 2025 performance of financial markets had on capital gains realized by individuals and corporations.

— Nominal GDP growth has been adjusted upward (+0.6 percentage points in 2024 and +1.1 percentage points in 2025), reflecting, in particular, the strong performance of wages and salaries (+0.4 percentage points in 2024 and +0.7 percentage points in 2025) and the net operating surplus of corporations (+2.7 percentage points in 2024 and +6.8 percentage points in 2025).

Like Québec, other provinces are also forecasting a favourable adjustment of their own-source revenue1 in 2025-2026, namely:

— British Columbia (+$1.8 billion or 2.8%), due in part to personal income tax (+$1.4 billion) and corporate taxes (+$1.7 billion);

— Ontario2 (+$3.0 billion or 1.7%), due in part to personal income tax (+$1.5 billion) and corporate taxes (+$1.0 billion);

— Alberta (+$0.7 billion or 1.2%), due in part to corporate taxes (+$0.7 billion).

In addition, the federal government has adjusted its revenue downward3 by $6.2 billion (−1.2%) in 2025-2026, due, in particular, to pollution pricing proceeds (−$14.8 billion), partially offset by corporate taxes (+$11.0 billion).

Own-source revenue - 2025-2026	Nominal GDP - 2025
(adjustment as a percentage of revenue)	(adjustment in percentage points)

Sources: 2026-2027 budgets for British Columbia, Nova Scotia, Alberta and Québec, financial report for the third quarter for Ontario, and the federal government's Budget 2025.	Sources: 2026-2027 budgets for British Columbia, Nova Scotia, Alberta and Québec, update for the second quarter for Ontario, and the federal government's Budget 2025.

1 Own-source revenue excluding revenue from government enterprises.

2 When it releases its 2026-2027 budget, expected on March 26, 2026, Ontario will once again adjust its own-source revenue.

3 Adjustments to the 2025 budget (released in fall 2025) since the 2024 Fall Economic Statement.

Québec's Financial Situation	F-25

❏ Revenue from government enterprises

For 2025-2026, revenue from government enterprises is adjusted upward by $79 million, to $5.3 billion.

This adjustment is primarily due to increased revenue from Investissement Québec's equity portfolio, as well as Hydro-Québec's higher revenues resulting from higher electricity sales due to cold temperatures in December 2025.

TABLE F.7

Adjustments to revenue from government enterprises (millions of dollars)
2025-2026
REVENUE FROM GOVERNMENT ENTERPRISES - MARCH 2025	5 268
Hydro-Québec	50
Loto-Québec	-
Société des alcools du Québec	−30
Investissement Québec	65
Société québécoise du cannabis(1)	4
Other(2)	−10
Total adjustments	79
REVENUE FROM GOVERNMENT ENTERPRISES - MARCH 2026	5 347

(1) Revenue is allocated to the Fund to Combat Addiction.

(2) The other government enterprises include the Société ferroviaire et portuaire de Pointe-Noire S.E.C., Capital Financière agricole inc., the Fonds d'investissement Eurêka S.E.C., the Fonds Impulsion S.E.C. and the Société du parc industriel et portuaire de Bécancour.

F-26	Budget 2026‑2027 Budget Plan

❏ Federal transfers

In 2025-2026, revenue from federal transfers stands at $30.6 billion, a downward adjustment of $33 million compared to Budget 2025-2026.

This adjustment is due, in particular, to a decrease in health transfers, which is explained by a downward adjustment of Québec's demographic weight reported in Statistics Canada's data published last September.

It is largely offset by an extension of the federal enhancement of loans and bursaries for studies, as well as the pace of realization of federally funded infrastructure projects.6

TABLE F.8

Adjustments to revenue from federal transfers (millions of dollars)
2025-2026
FEDERAL TRANSFERS - MARCH 2025	30 610
Equalization	-
Health transfers	−257
Transfers for post-secondary education and other social programs	−15
Other programs	239
Total adjustments	−33
FEDERAL TRANSFERS - MARCH 2026	30 577

________________________________________________

6 Adjustments to revenue from federal transfers stemming from the pace of realization of federally funded infrastructure projects have no impact on the budgetary balance, as an offsetting entry is recorded in expenditure.

Québec's Financial Situation	F-27

❏ Portfolio expenditures

For 2025-2026, portfolio expenditures amount to $158.0 billion, which represents an upward adjustment of $1.9 billion compared to the March 2025 forecasts.

The adjustment is due, in particular, to:

— the cost of new initiatives totalling $66 million announced since Budget 2025-2026, primarily to ensure the well-being of more vulnerable individuals;

— the increase in expenditures related to the economic and budgetary situation totalling $1.9 billion, which is due, in particular, to an increase in expenditures of $500 million, or $250 million in the Santé et Services sociaux portfolio and $250 million related to the reinvestment in education announced in summer 2025, and $1.7 billion in advance payments for public transit infrastructure projects, mitigated by a decrease in expenditures of the 2030 Plan for a Green Economy as a result of the decline in anticipated revenue from the carbon market.

TABLE F.9

Adjustments to portfolio expenditures (millions of dollars)
2025-2026
PORTFOLIO EXPENDITURES - MARCH 2025	156 102
New initiatives since March 2025
November 2025	29
March 2026	37
Subtotal - New initiatives since March 2025	66
Adjustments to the economic and budgetary situation
One-time increase in the Éducation portfolio	250
One-time increase in the Santé et Services sociaux portfolio	250
Advance payments for public transit infrastructure projects	1 730
Decrease in expenditures for the 2030 Plan for a Green Economy as a result of the decline in anticipated revenue from the carbon market	−364
Other items	−6
Subtotal - Adjustments to the economic and budgetary situation	1 861
Total adjustments	1 927
PORTFOLIO EXPENDITURES - MARCH 2026	158 029
Note: Totals may not add due to rounding.

F-28	Budget 2026‑2027 Budget Plan

❏ Debt service

For 2025-2026, debt service is adjusted upward by $485 million to $10.2 billion, primarily due to higher-than-expected long-term interest rates worldwide.

TABLE F.10

Adjustments to debt service (millions of dollars)
2025-2026
DEBT SERVICE - MARCH 2025	9 670
Interest on direct debt(1)	408
Interest on the liability for retirement plans and other employee future benefits(2)	77
Total adjustments	485
DEBT SERVICE - MARCH 2026	10 155

(1) Interest on direct debt includes the revenue of the Sinking Fund for Government Borrowing. This revenue, which is deducted from debt service, consists of interest generated on investments as well as gains and losses on disposal. The forecast for this revenue may be adjusted upward or downward since it is closely tied to changes in interest rates and market behaviour.

(2) This corresponds to the interest on obligations relating to the retirement plans and other future benefits of public and parapublic sector employees, minus mainly the investment income of the Retirement Plans Sinking Fund.

Québec's Financial Situation	F-29

2. RETURNING TO A BALANCED BUDGET

The government remains committed to consolidating public finances. Returning to a balanced budget contributes to the preservation of intergenerational equity and to the government's long-term ability to ensure the delivery of public services.

— This process is subject to the Balanced Budget Act and the Act to reduce the debt and establish the Generations Fund.

This return to a balanced budget must, however, be achieved at a pace compatible with the tense economic situation that is fraught with uncertainty stemming from the trade dispute started by the United States.

In Budget 2025-2026, the government presented a plan to gradually eliminate, by 2029-2030, the deficit of $13.6 billion projected for 2025-2026, after deposits of dedicated revenues in the Generations Fund.

Budget 2026-2027 marks the second year of implementation of this five-year plan and shows better-than-expected results. This situation:

— demonstrates the government's commitment to consolidating public finances through a gradual, measured reduction in the share of expenditure in the economy, while maintaining increased funding for public infrastructure and the government's main missions;

— confirms that the path for restoring fiscal balance, as mapped out in the plan, is in line with budgetary reality and will enable the deficits to be eliminated by 2029-2030.

Compared to Budget 2025-2026, the budgetary deficit within the meaning of the Balanced Budget Act, namely after deposits of dedicated revenues in the Generations Fund, is adjusted downward by $3.7 billion in 2025-2026 and $916 million in 2026-2027. The government is thus taking another step toward achieving a balanced budget in 2029-2030.

Québec's Financial Situation	F-31

❏ A gradual, measured reduction in the share of expenditure

In 2020-2021, during the COVID-19 pandemic, government expenditure as a proportion of GDP peaked at 28.2%. To return to a balanced budget, the government has committed to reducing the share of expenditure in the economy to 24.4%, which is the pre-pandemic level of 2018-2019.

— This reduction corresponds to a decrease of 3.8 percentage points in the share of expenditure.

Through a strong post-pandemic economic recovery and responsible management of public finances, the share of expenditure has gradually decreased. Budget 2026-2027 continues along this path by limiting the growth in portfolio expenditures projected for 2026-2027 to 1.6%, while ensuring the funding of the government's main missions.

By 2026-2027, the government will have achieved more than two thirds of its target by reducing the share of expenditure in the economy by 2.6 percentage points compared to its peak in 2020-2021.

In accordance with the restoration plan, the government will continue its efforts to stimulate economic growth and moderate growth in expenditure in order to reduce the share of expenditure by 1.2 percentage points and thus achieve a balanced budget.

CHART F.2 Change in the share of total expenditure in the economy
(percentage of GDP)

F-32	Budget 2026‑2027 Budget Plan

Policy directions governing the plan to restore fiscal balance

The purpose of the Balanced Budget Act is to balance the government's budget.
In particular, the Act provides for the presentation of a plan to restore fiscal balance when the budgetary deficit reported for a given fiscal year exceeds the dedicated revenues in the Generations Fund for that year.

Since the budgetary deficit recorded in the Public Accounts 2022-2023, tabled on December 11, 2023, was $6.1 billion within the meaning of the Act and exceeded the dedicated revenues in the Generations Fund, which amounted to $3.1 billion, the government tabled, in Budget 2025-2026, a plan to restore fiscal balance that meets the following objectives:

— a return to a balanced budget over a maximum period of five years, namely by 2029-2030;

— shrinking deficits over the period covered by the financial framework;

— a maximum deficit of $1.5 billion in 2028-2029, corresponding to 25% of the $6.1-billion budgetary deficit recorded in the Public Accounts 2022-2023.

The Balanced Budget Act requires a return to a balanced budget by 2029-2030. When large deficits are not eliminated, they limit the government's long-term ability to deliver public services, ensure intergenerational equity and respond to unforeseen economic shocks.

— This return to a balanced budget must, however, be achieved at a pace compatible with the current economic situation.

The restoration plan tabled in Budget 2025-2026 is thus in line with the following key policy directions:

— achieving and then maintaining a balanced budget;

— reducing the share of expenditure in the economy to a level similar to the pre-pandemic level;

— maintaining deposits of dedicated revenues in the Generations Fund and a long-term debt reduction objective;

— stimulating economic growth and narrowing the wealth gap with Ontario;

— adequately funding the government's missions;

— continuing to make infrastructure investments.

Québec's Financial Situation	F-33

2.1 The path for returning to a balanced budget

In Budget 2026-2027, the government demonstrates its ability to ensure sound management of public finances and shows an improvement in the deficit expected in 2025-2026, together with a reduction in its projected deficits as of 2026-2027.

— Compared to Budget 2025-2026, the budgetary deficit within the meaning of the Balanced Budget Act, after deposits of dedicated revenues in the Generations Fund, is adjusted downward by $3.7 billion in 2025-2026 and $916 million in 2026-2027.

The government is on the right track and is maintaining its path for returning to a balanced budget by 2029-2030.

CHART F.3 Path for returning to a balanced budget
(billions of dollars)

F-34	Budget 2026‑2027 Budget Plan

❏ Bridging a gap over time

The resilience of the economy and its favourable outlook reflected in Budget 2026-2027 facilitate an initial reduction in the projected gap to be bridged in the financial framework as of 2027-2028.

A gap to be bridged of $750 million in 2027-2028, $2.3 billion in 2028-2029 and $2.0 billion in 2029-2030 remains projected in the financial framework and will need to be bridged to achieve balance after deposits of dedicated revenues in the Generations Fund.

Once the uncertainty mainly related to CUSMA negotiations dissipates, the economic situation should recover and allow for the gaps to be bridged.

CHART F.4 Path for returning to a balanced budget
(billions of dollars)

Note: Budgetary balance within the meaning of the Balanced Budget Act.

Québec's Financial Situation	F-35

2.2 The continuity of services and the sustainability of public finances

Achieving a balanced budget is an essential condition for the long-term sustainability of public finances and for controlling the change in the debt burden.

❏ The benefits of sound management of public finances

The sound management of public finances fosters a climate of confidence conducive to private investment, economic growth and higher productivity. Achieving a balanced budget is essential to the government's debt burden reduction strategy and to public and investor confidence. It sends a message to individuals and businesses that the tax burden, which has been reduced since 2018, will remain stable over time.

By ensuring greater intergenerational equity, reducing the debt burden also guarantees sustainable funding for essential government missions, such as health and social services and education, while meeting the challenges of an aging population and climate change.

Moreover, it paves the way for crucial investments in public infrastructure and strengthens Québec's ability to cope with future economic crises. The sound management of public finances thus provides a solid foundation for collective wealth and sustainable prosperity.

F-36	Budget 2026‑2027 Budget Plan

❏ Impact of the plan to restore fiscal balance on the sustainability of public finances

Trends in the various indicators of public finance sustainability show that the plan to restore fiscal balance will have a favourable impact on Québec's public finances, allowing for a favourable comparison of the future situation with that of 2018-2019, that is, before the start of the pandemic.

In Budget 2026-2027, the government is maintaining its path for restoring balance and it is on track to improve many sustainability indicators, as projected during the development of the plan to restore fiscal balance.

— The share of revenue as a proportion of GDP will be lower in 2029-2030 (24.6%) than it was in 2018-2019 (26.1%).

— The plan to restore fiscal balance will also make it possible to reduce the share of expenditure as a proportion of GDP, and to return to a level similar to that before the pandemic.

— The initiatives taken as part of the plan to restore fiscal balance will make it possible to reduce the debt burden as a proportion of GDP and to ensure that debt-servicing costs as a proportion of revenue remain at historically low levels.

— A low debt-servicing cost as a proportion of revenue provides leeway to better fund public services. Through these initiatives, the proportion of revenue devoted to debt service will remain at historically low levels (6.4% in 2029-2030), thus preserving the government's budgetary flexibility.

TABLE F.11

Impact of the plan to restore fiscal balance on indicators of public finance sustainability, viability and budgetary flexibility (per cent, gap and change in percentage points)
		2029-2030
	2018- 2019	Without restoration plan	With restoration plan(1)	Gap	Change compared to 2018-2019
Revenue as a proportion of GDP	26.1	24.4	24.6	0.2	−1.5
Expenditure as a proportion of GDP	24.4	24.8	24.3	-0.5	−0.0
Debt-servicing costs as a proportion of revenue	7.7	6.8	6.4	-0.4	-1.3
Net debt as a proportion of GDP	42.9	40.5	37.9	−2.6	−5.0

Notes: Differences may not add due to rounding.
The grey boxes are those showing a favourable impact on sustainability indicators.

(1) The gap to be bridged and the contingency reserve are not included in the calculation of ratios of revenue and expenditure as a proportion of GDP.

Québec's Financial Situation	F-37

Follow-up on the plan to restore fiscal balance

In accordance with the Balanced Budget Act, in Budget 2025-2026, the government tabled its plan to restore fiscal balance, according to which balance will be achieved by 2029-2030 at the latest, after deposits of dedicated revenues in the Generations Fund.

This budget marks the second year of implementation of this plan and demonstrates the positive progress in several budget indicators.

Follow-up on key indicators for implementing the plan to restore fiscal balance
Indicator	Indicator status

Sustainability

Deficit as a proportion of GDP	In 2025-2026, the federal government and all Canadian provinces showed a deficit. Québec's deficit as a percentage of GDP, at 1.2%, was among the lowest. Only Saskatchewan, Alberta and Ontario had lower deficits as a proportion of GDP.

In 2026-2027, Québec's deficit ratio is further reduced to 0.9%.

Debt as a proportion of GDP	The government aims to reduce its net debt burden to 35.5% of GDP by 2032-2033 and to 32.5% of GDP by 2037-2038.

As at March 31, 2026, Québec's net debt will represent 38.8% of GDP, a decrease of 4.1 percentage points from the level of 42.9% as at March 31, 2019, making Québec one of the only provinces, along with Ontario and New Brunswick, to have reduced its indebtedness during this period.

Expenditure as a proportion of GDP(1)	The government aims to reduce the share of expenditure to a ratio of 24.4% in 2029-2030 in order to return to a pre-pandemic level compatible with a balanced budget.

With growth in portfolio expenditures limited to 1.6% for 2026-2027, the expenditure-to-GDP ratio is at 25.6%, a decrease of 2.6 percentage points from the peak reached in 2020-2021 during the COVID-19 pandemic.

Budget management levers

Generations Fund	Unique to Québec, the Generations Fund is a fiscal policy instrument that imposes a stricter definition of budgetary balance compared to other provinces.

Deposits of dedicated revenues in the Generations Fund help reduce debt and, despite the deficit, Québec is maintaining its deposits. These amount to $2.3 billion in 2026-2027. Over the five years of the return to a balanced budget, these deposits total $12.5 billion.

Gap to be bridged	To achieve a balanced budget, after deposits of dedicated revenues in the Generations Fund, the government provides for a gap to be bridged. In Budget 2026-2027, this gap was reduced by $250 million in 2027-2028 and 2028-2029 and by $500 million in 2029-2030. These will be bridged once the economic uncertainty has dissipated.

Contingency reserve	The financial framework maintains a significant contingency reserve totalling $8.0 billion over five years, with $2.0 billion in 2026-2027 and $1.5 billion per year starting in 2027-2028.

This reserve could be used to cover unforeseen expenditures or mitigate the effects of more-moderate-than-expected economic growth. Should it not be required, this reserve would then improve the budgetary balance.

(1) The ratio of expenditure as a proportion of GDP expresses the draw on the economy required to fund expenditures. A low ratio indicates greater sustainability.

F-38	Budget 2026‑2027 Budget Plan

❏ Taking action on the shares of revenue and expenditure in the economy

The shares of government revenue and expenditure in the economy generally follow similar paths.

In 2026-2027, the share of revenue in the economy stands at 25.0%, below the share of expenditure, which amounts to 25.6% of GDP.

— The decline in the share of revenue in the economy, from 26.1% in 2018-2019 to 25.0% in 2026-2027, is due in particular to the measures implemented by the government to return money to Quebecers, such as the tax reduction announced in Budget 2023-2024 and government contributions to limit school tax increases.

— The increase in the share of expenditure in the economy, from 24.4% in 2018-2019 to 25.6% in 2026-2027, results from government investments to fund public services, such as health and social services and education. It is also linked to actions taken since 2018 to reduce Quebecers' tax burden, such as the increases in the senior assistance amount announced in 2021 and 2022.

This gap will gradually be eliminated to maintain sound public finances over the long term.

— With the plan to restore fiscal balance, including measures for revenue and expenditure, the share of expenditure in the economy will gradually decline to 24.3% in 2030-2031, while that of revenue will stand at 24.7% in the same year.

CHART F.5 Shares of revenue and expenditure in the economy
(percentage of GDP)

Québec's Financial Situation	F-39

Limited growth in tax expenditures

When Budget 2024-2025 was released, the government announced that it would conduct a rigorous review of tax expenditures, covering measures related to personal and corporate income taxes, as well as consumption taxes.

Changes have since been made to several tax expenditures with a view to increasing the efficiency of the system and reducing its costs, for example:

— establishing the tax credit for research, innovation and commercialization to replace eight tax measures;

— adjusting tax credits supporting labour-intensive information technology sectors;

— optimizing the tax credit for career extension.

The review of tax expenditures has therefore helped control costs. Their growth from 2025 to 2026 is thus estimated at only 2.2%, whereas from 2020 to 2025, the cost of tax expenditures grew at an average annual rate of 7.1%.

This exercise has helped limit the growth in tax expenditures and will contribute to the return to a balanced budget, and thus a reduction in debt burden.

Change in tax expenditures
(billions of dollars, unless otherwise indicated)

Note: Totals may not add due to rounding.

F-40	Budget 2026‑2027 Budget Plan

Review of budgetary expenditures

The review of budgetary expenditures identified concrete measures to reduce expenditures that will extend over several years and will have a total impact of $3.0 billion in 2029-2030.

This review, which focuses on the efficiency of government intervention, will identify reductions in expenditure in four main categories, including:

— optimization of administrative expenditures and processes;

— capping independent labour rates in the health and social services sector;

— updating certain programs;

— transforming the way the government operates.

These actions will help improve government efficiency, maintain sustainable growth in expenditures and ensure a gradual return to a balanced budget by 2029-2030.

Furthermore, considering that remuneration represents a significant portion of expenditures, the government is continuing, in a gradual and responsible manner, to reduce the size of government, a process that began in fiscal year 2025-2026. These efforts will continue during fiscal year 2026-2027.

Québec's Financial Situation	F-41

3. REVENUE AND EXPENDITURE FORECASTS

Budget 2026-2027 presents the short-term change in revenue and expenditure, that is, the budgetary outlook over three years, from 2025-2026 to 2027-2028.

TABLE F.12

Change in revenue and expenditure (millions of dollars, unless otherwise indicated)
	2025-2026	2026-2027	2027-2028	AAGR(1)
Revenue
Own-source revenue excluding revenue from government enterprises	124 605	128 508	133 366
% change	3.9	3.1	3.8	3.6
Revenue from government enterprises	5 347	5 853	6 442
% change	−6.0	9.5	10.1	4.2
Federal transfers	30 577	32 131	32 948
% change	0.3	5.1	2.5	2.6
Total revenue	160 529	166 492	172 756
% change	2.8	3.7	3.8	3.4
Expenditure
Portfolio expenditures	−158 029	−160 489	−164 279
% change	4.5	1.6	2.4	2.8
Debt service	−10 155	−10 268	−10 931
% change	1.9	1.1	6.5	3.1
Total expenditure	−168 184	−170 757	−175 210
% change	4.3	1.5	2.6	2.8
Contingency reserve	-	−2 000	−1 500
ACCOUNTING SURPLUS (DEFICIT)	−7 655	−6 265	−3 954
% of GDP	1.2	0.9	0.6
(1) Average annual growth rate, corresponding to the geometric mean over three years, from 2025-2026 to 2027-2028.

Québec's Financial Situation	F-43

3.1 Change in revenue

Government revenue encompasses own-source revenue, including revenue from government enterprises, as well as revenue from federal transfers.

Government revenue stands at $160.5 billion in 2025-2026, being $130.0 billion in own-source revenue and $30.6 billion in federal transfers.

— In 2025-2026, own-source revenue represents 81.0% of government revenue, while revenue from federal transfers represents 19.0%.

Government revenue will stand at $166.5 billion in 2026-2027 and $172.8 billion in 2027-2028, representing growth of 3.7% and 3.8%, respectively.

TABLE F.13

Change in revenue

(millions of dollars, unless otherwise indicated)
	2025-2026	2026-2027	2027-2028	AAGR(1)
Own-source revenue
Own-source revenue excluding revenue from government enterprises	124 605	128 508	133 366
% change(2),(3)	3.9	3.1	3.8	3.6
Revenue from government enterprises	5 347	5 853	6 442
% change(4)	−6.0	9.5	10.1	4.2
Subtotal	129 952	134 361	139 808
% change	3.5	3.4	4.1	3.6
Federal transfers	30 577	32 131	32 948
% change	0.3	5.1	2.5	2.6
TOTAL	160 529	166 492	172 756
% change	2.8	3.7	3.8	3.4

(1) Average annual growth rate, corresponding to the geometric mean over three years, from 2025-2026 to 2027-2028.

(2) In 2026-2027, the growth in own-source revenue excluding revenue from government enterprises is due in particular to the 3.5% change in nominal GDP in 2026 and the impact of the implementation of a temporary holiday from contributions to the Health Services Fund in 2026 and 2027.

(3) In 2027-2028, the growth in own-source revenue excluding revenue from government enterprises is mainly due to the 3.4% change in nominal GDP in 2027 and the impact of harmonization with the accelerated depreciation and expensing measures announced in the 2024 federal budget.

(4) The growth observed in 2026-2027 and 2027-2028 is mainly due to the increase in Hydro-Québec's results, stemming, in particular, from higher export volumes with the commissioning of infrastructure related to two major contracts for the sale of electricity to the United States.

F-44	Budget 2026‑2027 Budget Plan

3.1.1 Own-source revenue excluding revenue from government enterprises

Own-source revenue excluding revenue from government enterprises consists mainly of tax revenue, including personal income tax, contributions for health services, corporate taxes, school property tax and consumption taxes.

— Changes in tax revenue generally reflect changes in economic activity in Québec and changes made to the tax systems.

Own-source revenue also includes other sources of revenue, namely:

— duties, permits and royalties, including revenue from the carbon market;

— miscellaneous revenue, such as revenue from services rendered7 and income on accounts receivable, loans and investments.

In 2025-2026, own-source revenue stands at $124.6 billion, an increase of 3.9% compared to 2024-2025. It will reach $128.5 billion in 2026-2027 and $133.4 billion in 2027-2028, growing by 3.1% and 3.8%, respectively.

TABLE F.14

Change in own-source revenue excluding revenue from government enterprises - Summary (millions of dollars, unless otherwise indicated)
	2025-2026	2026-2027	2027-2028	AAGR(1)
Tax revenue	102 899	106 058	110 142
% change(2),(3),(4)	5.6	3.1	3.9	4.2
Other revenue	21 706	22 450	23 224
% change(5)	−3.3	3.4	3.4	1.1
TOTAL	124 605	128 508	133 366
% change	3.9	3.1	3.8	3.6

(1) Average annual growth rate, corresponding to the geometric mean over three years, from 2025-2026 to 2027-2028.

(2) In 2025-2026, the growth in tax revenue is mainly due to the 4.5% change in nominal GDP in 2025 and increased efforts by Revenu Québec to combat tax evasion.

(3) In 2026-2027, the growth in tax revenue is due in particular to the 3.5% change in nominal GDP in 2026 and the impact of the implementation of a temporary holiday from contributions to the Health Services Fund in 2026 and 2027 to support the agriculture, forestry and fishing sectors.

(4) In 2027-2028, the growth in tax revenue is mainly due to the 3.4% change in nominal GDP in 2027 and the impact of harmonization with the accelerated depreciation and expensing measures announced in the 2024 federal budget.

(5) In 2025-2026, the change in other revenue is due to the non-recurrence of a significant portion of the amount of $1.7 billion received by the Québec government in 2024-2025 to offset smoking-related health costs under the plan of arrangement between the tobacco companies and their creditors.

________________________________________________

7 Revenue from services rendered includes, in particular, health care facility accommodation fees, prescription drug insurance premiums and tuition fees.

Québec's Financial Situation	F-45

❏ Tax revenue

In 2025-2026, revenue from personal income tax, the government's main revenue source, stands at $49.0 billion, an increase of 7.3% compared to 2024-2025. It will reach $50.8 billion in 2026-2027 and $52.7 billion in 2027-2028, growing by 3.7% each year.

Among other things, this change in revenue from personal income tax reflects:

— the increase in household income, including wages and salaries, which grew by 4.4% in 2025 and will grow by 3.0% in 2026 and 3.5% in 2027, as well as the increase in capital gains realized by taxpayers tied to the strong performance of financial markets in 2025;

— the high level of source deductions and instalment payments seen since the start of 2025-2026;

— all the parameters of the personal income tax system, such as indexation and the progressive nature of the income tax system;

— the effect of optimizing the tax credit for career extension as of 2025-2026, announced in the Update on Québec's Economic and Financial Situation - Fall 2024.

In 2025-2026, contributions for health services stand at $9.2 billion, representing an increase of 3.6%. They will reach $9.4 billion in 2026-2027 and $9.7 billion in 2027-2028, representing growth of 2.6% and 3.6%, respectively.

Among other things, this change in contributions for health services reflects:

— the growth in wages and salaries, which stands at 4.4% in 2025 and is expected to be 3.0% in 2026 and 3.5% in 2027;

— the effect of the end of indexation of the eligibility threshold8 for reduced rates of the employer contribution to the Health Services Fund, announced in Budget 2025-2026, which contributes to growth in revenue;

— the effect of the implementation of a temporary holiday from contributions to the Health Services Fund in 2026 and 2027 to support the agricultural, forestry and fishing sectors, which are essential to the vitality of the regions.

________________________________________________

8 This threshold will be maintained at $7.8 million.

F-46	Budget 2026‑2027 Budget Plan

In 2025-2026, revenue from corporate taxes stands at $14.1 billion, growing by 5.7% compared to 2024-2025. It will stand at $14.5 billion in 2026-2027 and $15.3 billion in 2027-2028, growing by 3.0% and 5.3%, respectively.

The change in revenue from corporate taxes reflects, in particular:

— the growth in the net operating surplus of corporations, which stands at 5.7% in 2025 and is expected to be 3.7% in 2026 and 3.1% in 2027;9

— the increase in capital gains realized by corporations tied to the strong performance of financial markets in 2025;

— the effect of harmonization with the accelerated depreciation measures announced by the federal government since the 2024 budget;

— greater efforts by Revenu Québec to combat tax evasion.

In 2025-2026, revenue from the school property tax stands at $1.3 billion, an increase of 4.9% compared to 2024-2025. It will reach $1.3 billion in 2026-2027 and $1.4 billion in 2027-2028, growing by 4.5% and 9.5%, respectively.

— This increase is influenced by changes in the amount for the funding of local needs, which considers the projected growth in the student population and in the cost of goods and services funded by the school property tax.

— It also reflects the impact of the additional contribution from the Québec government to limit the increase in school taxes to 3% on average for 2025-2026 and 2026-2027.

In 2025-2026, revenue from consumption taxes totals $29.4 billion, an increase of 3.5% compared to 2024-2025. It will stand at $30.0 billion in 2026-2027 and $31.0 billion in 2027-2028, increases of 2.2% and 3.2%, respectively.

The change in revenue from consumption taxes reflects, in particular:

— the increase in household consumption10 which stands at 2.6% in 2025 and is expected to reach 2.7% in 2026 and 3.3% in 2027;

— the growth in residential construction investment, which stands at 14.2% in 2025 and is expected to be 3.4% in 2026 and 1.2% in 2027;

— the harmonization of the tax rate on insurance premiums and that of the QST starting on January 1, 2027, announced in Budget 2025-2026.

________________________________________________

9 The change in revenue from corporate taxes also reflects the growth in total exports, which stands at 0.7% in 2025, 2.2% in 2026 and 3.5% in 2027.

10 Household consumption excluding food expenditures and shelter.

Québec's Financial Situation	F-47

TABLE F.15

Change in own-source revenue excluding revenue from government enterprises (millions of dollars, unless otherwise indicated)
	2025-2026	2026-2027	2027-2028	AAGR(1)
Tax revenue
Personal income tax	49 003	50 800	52 687
% change(2)	7.3	3.7	3.7	4.9
Contributions for health services	9 175	9 412	9 749
% change(3)	3.6	2.6	3.6	3.3
Corporate taxes	14 102	14 527	15 296
% change(4),(5),(6)	5.7	3.0	5.3	4.7
School property tax	1 255	1 311	1 435
% change(7)	4.9	4.5	9.5	6.3
Consumption taxes	29 364	30 008	30 975
% change(8)	3.5	2.2	3.2	3.0
Subtotal	102 899	106 058	110 142
% change	5.6	3.1	3.9	4.2
Other revenue
Duties, permits and royalties	6 311	6 542	6 939
% change(9),(10)	1.9	3.7	6.1	3.9
Miscellaneous revenue	15 395	15 908	16 285
% change(11)	−5.3	3.3	2.4	0.1
Subtotal	21 706	22 450	23 224
% change	−3.3	3.4	3.4	1.1
TOTAL	124 605	128 508	133 366
% change	3.9	3.1	3.8	3.6

Note: Totals may not add due to rounding.

(1) Average annual growth rate, corresponding to the geometric mean over three years, from 2025-2026 to 2027-2028.

(2) In 2025-2026, the growth in revenue from personal income tax is due to the 4.4% increase in wages and salaries in 2025, the impact of the 2025 financial market performance on capital gains realized by taxpayers, and the high level of source deductions and instalment payments seen since the start of 2025-2026.

(3) In 2026-2027, the growth in contributions for health services is due to the 3.0% increase in wages and salaries in 2026 and the effect of the implementation of a temporary holiday from contributions to the Health Services Fund in 2026 and 2027 to support the agricultural, forestry and fishing sectors.

(4) In 2025-2026, the growth in corporate tax revenue is due, in particular, to the 5.7% increase in the net operating surplus of corporations in 2025.

(5) In 2026-2027, the growth in revenue from corporate taxes is due to the 3.7% increase in the net operating surplus of corporations in 2026 and the impact of harmonization with the expensing measures announced by the federal government in the 2025 fall budget.

(6) In 2027-2028, the growth in revenue from corporate taxes is due, in particular, to the 3.1% increase in the net operating surplus of corporations in 2027 and harmonization with the accelerated depreciation and expensing measures announced in the 2024 federal budget.

(7) The growth in revenue from school property tax is influenced by changes in the amount for the funding of local needs, which considers the projected growth in the student population and in the cost of goods and services funded by the school property tax.

(8) In 2026-2027, the growth in consumption taxes is due to the 2.7% increase in household consumption, excluding food expenditures and shelter in 2026, and a return to normal input tax refunds, due to the recovery in the production pace of businesses.

(9) In 2025-2026, the growth in revenue from duties, permits and royalties is due, in particular, to the expected increase in revenue from natural resources, mainly mining revenue, the effect of which is partially offset by the decline in revenue from the carbon market.

(10) In 2027-2028, the growth in revenue from duties, permits and royalties is due, in particular, to the expected increase in revenue from the carbon market.

(11) In 2025-2026, the change in miscellaneous revenue is due, in particular, to the non-recurrence of a significant portion of the amount of $1.7 billion received in 2024-2025 to offset smoking-related health costs under the plan of arrangement between tobacco companies and their creditors.

F-48	Budget 2026‑2027 Budget Plan

❏ Other revenue

In 2025-2026, revenue from duties, permits and royalties amounts to $6.3 billion, an increase of 1.9% compared to 2024-2025. It will stand at $6.5 billion in 2026-2027 and $6.9 billion in 2027-2028, increases of 3.7% and 6.1%, respectively.

— The change in revenue from duties, permits and royalties is due to the change in revenue from natural resources and from the carbon market.

In 2025-2026, miscellaneous revenue stands at $15.4 billion, a decline of 5.3% compared to 2024-2025. It will reach $15.9 billion in 2026-2027 and $16.3 billion in 2027-2028, growing by 3.3% and 2.4%, respectively.

The change in miscellaneous revenue reflects, in particular:

— the non-recurrence of a significant portion of the amount of $1.7 billion received by the Québec government in 2024-2025 to offset smoking-related health costs under the plan of arrangement between the tobacco companies and their creditors;

— the change in investment income of the Generations Fund;

— the anticipated revenue of special funds, non-budget-funded bodies, and bodies in the education and higher education networks.

— For example, the growth in the revenue of the higher education networks is influenced by, among other things, the change in clientele.

Québec's Financial Situation	F-49

3.1.2 Revenue from government enterprises

Government enterprises consist of commercial corporations held by the government, which have managerial autonomy and are financially self-sufficient. Revenue from government enterprises corresponds in large part to the net earnings of these corporations.

This revenue stands at $5.3 billion in 2025-2026, a decrease of 6.0%, $5.9 billion in 2026-2027, an increase of 9.5%, and $6.4 billion in 2027-2028, an increase of 10.1%.

TABLE F.16

Change in revenue from government enterprises (millions of dollars, unless otherwise indicated)
	2025-2026	2026-2027	2027-2028	AAGR(1)
Hydro-Québec	1 955	2 445	2 905
Loto-Québec	1 517	1 557	1 643
Société des alcools du Québec	1 389	1 406	1 391
Investissement Québec	333	292	344
Société québécoise du cannabis(2)	130	146	147
Other(3)	23	7	12
TOTAL	5 347	5 853	6 442
% change	−6.0	9.5	10.1	4.2

(1) Average annual growth rate, corresponding to the geometric mean over three years, from 2025-2026 to 2027-2028.

(2) Revenue is allocated to the Fund to Combat Addiction.

(3) The other government enterprises include the Société ferroviaire et portuaire de Pointe-Noire S.E.C., Capital Financière agricole inc., the Fonds d'investissement Eurêka S.E.C., the Fonds Impulsion S.E.C. and the Société du parc industriel et portuaire de Bécancour.

The 6.0% decrease in 2025-2026 is due, in particular, to the decline in Hydro-Québec's results, primarily tied to low runoff.

— Since 2023, Hydro-Québec has had to contend with low runoff, as natural water inflows have been below normal overall, significantly affecting its reservoir levels, its surplus generation capacity and consequently its revenue.

The growth observed in 2026-2027 and 2027-2028 is mainly due to the increase in Hydro-Québec's results, stemming, in particular, from higher export volumes with the commissioning of infrastructure related to two major contracts for the sale of electricity to the United States.

F-50	Budget 2026‑2027 Budget Plan

Additional efficiency measures by Investissement Québec

Since 2025-2026, the main government enterprises have been required to make efficiency efforts totalling $1.8 billion by 2030-2031 to improve their financial results with the aim of bolstering the reduction in the budgetary deficit.

In Budget 2026-2027, Investissement Québec is being requested to make an additional contribution toward a return to a balanced budget by taking further steps to generate $150 million over five years.

— This announcement aims to encourage establishment of a revenue trajectory that better aligns with the deficit reduction imperatives.

Additional efficiency measures requested from Investissement Québec (millions of dollars)
	2025- 2026	2026- 2027	2027- 2028	2028- 2029	2029- 2030	2030- 2031	Total
Additional earnings(1)	-	20	30	30	35	35	150
(1) The amounts shown have been included in the forecasts of revenue from government enterprises.

Québec's Financial Situation	F-51

3.1.3 Federal transfers

Revenue from federal transfers consists of federal government revenue paid to Québec under the Federal-Provincial Fiscal Arrangements Act, to which is added revenue from other programs under bilateral agreements.

It mainly includes equalization and revenue from the Canada Health Transfer (CHT) and the Canada Social Transfer (CST).

Revenue from federal transfers is expected to increase by 0.3% in 2025-2026 and 5.1% in 2026-2027. The growth in 2026-2027 is due, in particular, to the minimal growth in the CHT of 5.0% across Canada.

Over five years, from 2026-2027 to 2030-2031, average annual growth will, however, be limited to 1.7%.

TABLE F.17

Change in federal transfers (millions of dollars, unless otherwise indicated)
	2025- 2026	2026- 2027	2027- 2028	2028- 2029	2029- 2030	2030- 2031	AAGR(1)
Equalization	13 567	13 907	14 623	14 635	14 787	15 213
% change	1.9	2.5	5.1	0.1	1.0	2.9	2.3
Health transfers	8 685	9 265	9 413	9 539	9 811	10 106
% change	3.0	6.7	1.6	1.3	2.9	3.0	3.1
Transfers for post-secondary education and other social programs	1 315	1 392	1 396	1 404	1 411	1 420
% change	−2.6	5.9	0.3	0.6	0.5	0.6	1.5
Other programs	7 010	7 567	7 516	7 444	6 328	6 586
% change(2)	−5.3	7.9	−0.7	−1.0	−15.0	4.1	−1.2
TOTAL	30 577	32 131	32 948	33 022	32 337	33 325
% change	0.3	5.1	2.5	0.2	−2.1	3.1	1.7

(1) Average annual growth rate, corresponding to the geometric mean over five years, from 2026-2027 to 2030-2031.

(2) Other programs include revenue from federal transfers under Canada-Québec agreements. They include, in particular, the Canada-Québec immigration agreement, the early learning and childcare agreement, labour market transfer agreements, as well as the compensation Québec receives related to the Canada Student Financial Assistance Program. They also include revenue from federal transfers related to housing and infrastructure agreements. The decline forecast for 2029-2030 is due to lower infrastructure transfers.

F-52	Budget 2026‑2027 Budget Plan

❏ Federal transfers will have weak growth over the next five years

Weak growth in federal transfers is expected between now and 2030-2031. Over five years, from 2026-2027 to 2030-2031, an average annual growth rate of 1.7% is anticipated. This contrasts with an average annual growth rate for the past 10 years, from 2016-2017 to 2025-2026, of 4.9%.

It also contrasts with the average annual growth rate of Canada's nominal GDP of 3.7% projected from 2026 to 2030, which typically serves as a good indicator of a government's revenue growth.

This weak growth in Québec's revenue from federal transfers is explained, in particular, by:

— an insufficient increase in the CHT, whose minimum annual growth will decrease from 5% to 3% starting in 2028-2029, and the CST, whose annual growth has been limited to 3% since 2008-2009;

— a decrease in Québec's demographic weight, as the vast majority of transfers to the provinces and territories, notably the CHT, are distributed on a per capita basis;

— one-time payments and time-limited agreements, for example, for infrastructure.

As a result, Québec's revenue from federal transfers as a percentage of its total revenue, which stood at 21.6% in 2019-2020, is expected to decline to 19.3% in 2026-2027 and 17.7% in 2030-2031.

CHART F.6 Federal transfers as a percentage of Québec's total revenue
(per cent)

Source: Ministère des Finances du Québec.

Québec's Financial Situation	F-53

❏ Québec's requests to the federal government

Québec is asking for a larger increase in the CHT. The amounts for health announced by the federal government in February 2023 are clearly insufficient. However, the federal budget, tabled on November 4, 2025, did not contain an increase in the CHT.

The CHT's share of provincial and territorial health spending will stand at 20.8% in 2026-2027, whereas it was at 23.2% in 2016-2017. Moreover, this share will decline as of 2028-2029, because the minimum annual increase in the CHT will fall from 5% to 3% as of 2028-2029.

In this respect, Québec is asking that the minimum annual increase in the CHT of 5% across Canada be applied beyond 2027-2028. Québec would thus receive additional revenue from federal transfers, estimated at $1.1 billion over three years, from 2028-2029 to 2030-2031, to fund its health and social services system.

CHART F.7 The Canada Health Transfer as a proportion of provincial and territorial health spending - 2004-2005 to 2039-2040
(per cent)

Sources: Canadian Institute for Health Information, Signal49 Research, Department of Finance Canada and Ministère des Finances du Québec.

Québec also expects the federal government to contribute financially to the Québec Infrastructure Plan, particularly through the Build Communities Strong Fund and the Canada Public Transit Fund, but also through increased transfers. The investments announced by the federal government in its 2025 budget fall far short of the 10-year, $100 billion plan requested by the provinces and territories.

F-54	Budget 2026‑2027 Budget Plan

An improvement in Québec's economic situation resulting in a decrease in its share of the equalization envelope

Québec's share of the equalization envelope has been decreasing since 2020-2021, particularly due to the improvement in Québec's economic situation in comparison with the rest of Canada.

Québec's share of the equalization envelope, which stood at 66.2% in 2019-2020, is expected to decline to 48.4% in 2030-2031.

Expected change in Québec's share of the equalization envelope (per cent)

Note: A smoothing mechanism with lag is applied to determine equalization payments. For example, the equalization payments for the provinces for 2026-2027 are based on data for 2022-2023 (25%), 2023-2024 (25%) and 2024-2025 (50%).

Sources: Department of Finance Canada and Ministère des Finances du Québec.

Québec's Financial Situation	F-55

Québec is asking the federal government to reimburse the costs incurred in 2024 for welcoming asylum seekers

Québec has welcomed a significant number of asylum seekers since 2017. In 2024 and 2025, Québec welcomed, respectively, 57 225 and 38 515 asylum seekers, one third of Canada's total, while Québec's demographic weight in Canada is close to 22%. Furthermore, as at October 1, 2025, 37.7% of asylum seekers, protected persons, and related groups in Canada were in Québec (190 163 people out of 504 767).

While the federal government is primarily responsible for managing the movement of asylum seekers, Québec remains determined to making a humanitarian contribution to ensure that they are always welcomed in a safe and dignified manner. In particular, Québec offers these newcomers several services.

As it did for the years 2017 to 2023, the Québec government is asking the federal government to reimburse Québec for the costs of providing services to asylum seekers in 2024. The federal government has only reimbursed Québec $43.1 million of the $733.0 million in costs it incurred in 2024, an amount equivalent to only 6%. Québec expects to soon receive the outstanding amount of $689.9 million. It also expects a long-term compensation mechanism to be developed covering expenditure incurred in 2025 and those that will be incurred as of 2026.

F-56	Budget 2026‑2027 Budget Plan

3.2 Change in expenditure

Expenditure consists, on the one hand, of portfolio expenditures tied to the delivery of public services, which are influenced by demographics and prices and, on the other hand, debt service, which is mainly driven by the level of debt and interest rates.

In 2025-2026, expenditure totalled $168.2 billion, that is, $158.0 billion in portfolio expenditures and $10.2 billion in debt service.

— It will stand at $170.8 billion in 2026-2027 and $175.2 billion in 2027-2028.

— In 2025-2026, growth in portfolio expenditures stands at 4.5%, due in particular to advance payments for public transit infrastructure projects, funding for housing construction activities and funding for new subsidized childcare spaces.

— In 2026-2027, the moderate growth in portfolio expenditures of 1.6% is explained by the effect of non-recurring expenditures from 2025-2026 in 2026-2027,11 including advance payments for public transit infrastructure projects. Excluding these expenditures, growth stands at 3.3%.

— In 2027-2028, the growth in portfolio expenditures, which stands at 2.4%, reflects the expected increase in costs tied to the delivery of government services and the increase in infrastructure investments.

The debt service represents approximately 6% of the government's overall expenditure.

— The 6.5% change in debt service in 2027-2028 is primarily explained by the increase in the debt level and the renewal of maturing fixed-rate loans at higher interest rates.

From 2025-2026 to 2027-2028, the annual growth in expenditure will average 2.8%.

TABLE F.18

Change in expenditure (millions of dollars, unless otherwise indicated)
	2025-2026	2026-2027	2027-2028	AAGR(1)
Portfolio expenditures	158 029	160 489	164 279
% change	4.5	1.6	2.4	2.8
Debt service	10 155	10 268	10 931
% change	1.9	1.1	6.5	3.1
TOTAL	168 184	170 757	175 210
% change	4.3	1.5	2.6	2.8
(1) Average annual growth rate, corresponding to the geometric mean over three years, from 2025-2026 to 2027-2028.

________________________________________________

11 Expenditures from 2025-2026, not recurring in 2026-2027, are presented on page F.60.

Québec's Financial Situation	F-57

3.2.1 Portfolio expenditures

To achieve its objectives and carry out its activities, the government sets up programs that are administered by government entities, including departments and bodies. The set of entities under the responsibility of a department constitutes a portfolio.

TABLE F.19

Change in expenditures by portfolio (millions of dollars, unless otherwise indicated)
	2025-2026	2026-2027	2027-2028	AAGR(1)
Santé et Services sociaux	65 991	68 708	70 238
% change(2)	2.7	4.1	2.2	3.0
Éducation	23 516	24 075	24 901
% change(3)	0.7	2.4	3.4	2.2
Enseignement supérieur	11 335	11 749	12 359
% change(4)	−0.4	3.7	5.2	2.8
Famille	9 741	10 009	10 160
% change(5)	8.1	2.8	1.5	4.1
Transports et Mobilité durable	9 262	7 739	8 712
% change(6)	20.5	−16.4	12.6	4.3
Emploi et Solidarité sociale	5 803	5 952	5 865
% change(7)	1.7	2.6	−1.5	0.9
Affaires municipales et Habitation	5 758	5 608	5 189
% change(8)	15.0	−2.6	−7.5	1.2
Économie, Innovation et Énergie	4 867	4 511	4 158
% change(9)	2.1	−7.3	−7.8	−4.5
Environnement, Lutte contre les changements climatiques, Faune et Parcs	1 989	2 004	2 197
% change(10)	−8.8	0.8	9.6	0.2
Other portfolios	19 767	20 734	21 100
% change(11)	10.0	4.9	1.8	5.5
Reallocation of expenditures during the fiscal year	-	−600	−600
TOTAL	158 029	160 489	164 279
% change	4.5	1.6	2.4	2.8

F-58	Budget 2026‑2027 Budget Plan

TABLE F.19

Change in expenditures by departmental portfolio (cont.)

(1) Average annual growth rate, corresponding to the geometric mean over three years, from 2025-2026 to 2027-2028.

(2) The portfolio growth reflects the expected rise in costs, while the arrival of Santé Québec will modernize the governance of the health and social services network by optimizing the management of its activities through efficiency gains.

(3) In 2025-2026, growth is due to the end of one-time investments in 2024-2025 for the Offensive formation en construction and for helping students experiencing difficulties going back into the classroom. In 2026-2027, growth is due, in particular, to costs related to the delivery of services in the education sector. Excluding the effect in 2025-2026 of the provision for implementing activities supporting the integration and francization of immigrants, the growth in expenditures stands at 3.0%.

(4) In 2025-2026, the change is attributable to the effect of subsidies granted in 2024-2025 for infrastructure work already carried out by universities, the phasing out of the Perspective Québec scholarship program as of 2025-2026 and the implementation of optimization measures. In 2026-2027 and in 2027-2028, growth is mainly due to the rise in the number of students attending higher education institutions, mitigated by the gradual phasing out of the Perspective Québec scholarship program.

(5) In 2025-2026, the growth in expenditures is due, in particular, to an advance payment in 2023-2024 for 2024-2025 expenditures for the purpose of funding subsidized educational childcare services, and for funding new subsidized childcare spaces as part of the measures in the action plan for completing the educational childcare services network, the Grand chantier pour les familles - Plan d'action pour compléter le réseau des services de garde éducatifs à l'enfance. In 2027-2028, the change in expenditures is due primarily to the forecast investment in educational childcare services infrastructure as part of the implementation of the measures in the action plan for completing the educational childcare services network, for which major investments have been made in recent years.

(6) In 2025-2026 and in 2026-2027, the changes in expenditures are mainly due to advance payments in 2025-2026 for public transit infrastructure projects and for the assistance program for public transit development. In 2027-2028, growth is mainly due to the increase in infrastructure investments.

(7) In 2025-2026, growth in expenditures is primarily due to the gradual phasing out of Opération main-d'œuvre. In 2026-2027, growth is due, in particular, to a higher volume of activities carried out as part of employment assistance measures. In 2027-2028, the change in expenditures is tied, among other things, to the end of certain initiatives and the implementation of optimization measures.

(8) In 2025-2026, the growth in expenditures is due, in particular, to significant investment in housing to increase the supply of social and affordable housing. In 2026-2027 and 2027-2028, the changes in expenditures are mainly due to expenditures in housing, particularly the planned sequence for housing construction.

(9) In 2026-2027, the change in expenditures is due, in particular, to the decrease in the financial impacts related to the government's currently planned financial interventions. In 2027-2028, the change is primarily due to the end of the two-year measures announced in Budget 2025-2026 to help businesses cope with U.S. tariffs.

(10) In 2025-2026, the changes in expenditures are primarily due to the decrease in expenditures under the 2030 Plan for a Green Economy in 2025-2026 as a result of the temporary decline in anticipated revenue from the carbon market. In 2026-2027, the funding increase for public transit from the Electrification and Climate Change Fund is accounted for in the Transports et Mobilité durable portfolio. If this funding were accounted for in the Environnement, Lutte contre les changements climatiques, Faune et Parcs portfolio, the portfolio growth in 2026-2027 would be 7.3%. In 2027-2028, the growth is due, in particular, to the increase in expenditures under the 2030 Plan for a Green Economy resulting from the expected increase in revenue from the carbon market.

(11) In 2025-2026, growth in expenditures is due, in particular, to an increase in transfers to eligible public transit bodies from the Société de financement des infrastructures locales du Québec and the impact of the Contingency Fund. In 2026-2027, the growth in expenditures is due in particular to the provision for implementing activities supporting the integration and francization of immigrants, which fall under the Immigration, Francisation et Intégration portfolio, targeted assistance for the forestry sector and the costs associated with the general election next October. In 2027-2028, growth in expenditures is mainly due to the increase in work related to infrastructure programs funded by the Société de financement des infrastructures locales du Québec, offset by a decrease in targeted assistance to the forestry sector.

Québec's Financial Situation	F-59

Impact of non-recurring elements on growth in portfolio expenditures

Portfolio expenditures generally fluctuate based on the changing needs of the Québec population and on the implementation of government initiatives and strategies. However, the stable and predictable change in portfolio expenditures can be impacted by one-time funding that has significant effects on growth.

In 2025-2026, the government recorded non-recurring elements totalling $2 739 million mainly due to advance payments for public transit infrastructure projects. Excluding these elements, growth in expenditures stands at 3.3% in 2026-2027 instead of 1.6%.

Impact of non-recurring elements on growth in portfolio expenditures (millions of dollars, unless otherwise indicated)
	2025- 2026	Non-recurring elements	Provision transfer(1)	2025-2026 comparable to 2026-2027	2026- 2027	% change
Santé et Services sociaux	65 991	-	−12	65 979	68 708	4.1

Éducation	23 516	-	−146	23 370	24 075	3.0

Enseignement supérieur	11 335	−90(2)	−27	11 218	11 749	4.7

Famille	9 741	-	-	9 741	10 009	2.8

Transports et Mobilité durable	9 262	−1 980(3)	-	7 282	7 739	6.3

Emploi et Solidarité sociale	5 803	-	−62	5 741	5 952	3.7

Affaires municipals et Habitation	5 758	−113(4)	-	5 645	5 608	−0.7

Économie, Innovation et Énergie	4 867	−492(5)	-	4 375	4 511	3.1

Environnement, Lutte contre les changements climatiques, Faune et Parcs	1 989	-	-	1 989	2 004	0.8

Other portfolios	19 767	−65(6)	247	19 950	20 734	3.9

Reallocation of expenditures during the fiscal year	-	-	-	-	−600
TOTAL	158 029	−2 739	-	155 290	160 489	3.3

(1) Expenditures funded by a provision forecast in another portfolio, namely the provision for implementing activities supporting the integration and francization of immigrants, and the provision for initiatives concerning government revenues and fraud against the government.

(2) Gradual phasing out of the Perspective Québec scholarship program.

(3) Measures to support the transition of public transit authorities ($250 million) and advance payments for public transit infrastructure projects ($1 730 million).

(4) Deferral to the 2027-2028 fiscal year of the transfer granted to the Ville de Montréal for its 2027 municipal year under the framework agreement to recognize the metropolis' special status.

(5) Permanent change in value for the investment in Airbus Canada Limited Partnership ($402 million) and advance payments for research infrastructure to Luqia Technologies ($90 million).

(6) Cost of the Gallant Commission ($10 million) as well as additional expenses of SOPFEU for fighting forest fires in summer 2025 ($2 million) and the disaster assistance program ($27 million).

F-60	Budget 2026‑2027 Budget Plan

❏ Santé et Services sociaux: optimizing activities for better delivery of care and services

The expenditures of the Santé et Services sociaux portfolio primarily cover the activities of Santé Québec, which coordinates the operations of the Québec health and social services network, as well as programs administered by the Régie de l'assurance maladie du Québec. They also cover those of other government bodies, such as Héma-Québec, Urgences-Santé and the Institut national de santé publique du Québec.

These expenditures are influenced by demographics, the delivery of care and services, remuneration and technological developments.

The expenditure growths of 2.7% in 2025-2026, 4.1% in 2026-2027 and 2.2% in 2027-2028 reflect the expected rise in costs, while the arrival of Santé Québec will modernize the governance of the health and social services network by optimizing management of its activities through efficiency gains, ensuring that every dollar invested generates better delivery of care and services.

❏ Éducation: more moderate growth in clientele

The expenditures of the Éducation portfolio are primarily devoted to the activities of preschool, primary and secondary education institutions. This portfolio also includes programs to promote sports and recreation and to manage national parks.

In general, this portfolio's expenditures vary according to the change in clientele and the remuneration of personnel of the school service centres and school boards.

Following exceptional growth in expenditures of 16.4% in 2024-2025, the education sector will see more moderate growth of 0.7% in 2025-2026. This low growth is primarily due to the end of one-time investments in 2024-2025 to support the Offensive formation en construction and to help students experiencing difficulties going back into the classroom.

In 2026-2027, the 2.4% growth in expenditures is due, in particular, to costs related to the delivery of services in the education sector. Excluding the effect in 2025-2026 of the provision for implementing activities supporting the integration and francization of immigrants, the growth in expenditures stands at 3.0%.

The growth in expenditures of 3.4% in 2027-2028 reflects the expected increase in costs tied to the delivery of services in the education sector.

Québec's Financial Situation	F-61

❏ Enseignement supérieur: an increase in student numbers

The expenditures of the Enseignement supérieur portfolio are mainly devoted to the activities of college and university educational institutions. This portfolio also includes student financial assistance. In general, this portfolio's expenditures vary according to changes in clientele and in the remuneration of college and university network personnel, as well as changes in infrastructure investments for chartered universities.

In 2025-2026, the −0.4% change is attributable to the effect of subsidies granted in 2024-2025 for infrastructure work already carried out by universities, the phasing out of the Perspective Québec scholarship program as of 2025-2026, and the implementation of optimization measures.

The expenditure growths of 3.7% in 2026-2027 and 5.2% in 2027-2028 are mainly due to the rise in the number of students attending higher education institutions, mitigated by the gradual phasing out of the Perspective Québec scholarship program.

— Excluding the impact of the provision for activities supporting immigrant integration and francization and the phasing out of the Perspective Québec scholarship program, growth in expenditures stands at 4.7% in 2026-2027.

❏ Famille: implementation of the Grand chantier pour les familles

The expenditures of the Famille portfolio primarily include funding for educational childcare services and financial assistance for families.

In 2025-2026, the 8.1% growth in expenditures is due, in particular, to an advance payment in 2023-2024 for 2024-2025 expenditures for the purpose of funding subsidized educational childcare services, and for funding new subsidized childcare spaces as part of the measures in the action plan for completing the educational childcare services network, the Grand chantier pour les familles - Plan d'action pour compléter le réseau des services de garde éducatifs à l'enfance.

In 2026-2027, the 2.8% growth in expenditures reflects, in particular, the increase in costs tied to the delivery of educational childcare services.

The 1.5% growth in expenditures in 2027-2028 is mainly due to the forecast investment in educational childcare services infrastructure as part of the implementation of the measures in the Grand chantier pour les familles, for which significant investments have been made in recent years.

F-62	Budget 2026‑2027 Budget Plan

❏ Transports et Mobilité durable: advance payments for public transit

The expenditures of the Transports et Mobilité durable portfolio primarily include the construction, maintenance and operation of road infrastructure as well as the funding of public transit services. They also include the management of the government's rolling stock, air fleet and ferry services.

The changes in expenditures of 20.5% in 2025-2026 and −16.4% in 2026-2027 are mainly due to advance payments in 2025-2026 for public transit infrastructure projects, namely the extension of the Montréal metro blue line and Québec City's strategic public transit system, and for the assistance program for public transit development.

In 2027-2028, the 12.6% growth in expenditures is mainly due to the increase in infrastructure investments.

❏ Emploi et Solidarité sociale: the end of certain initiatives

The expenditures of the Emploi et Solidarité sociale portfolio mainly include financial assistance programs for individuals, including last resort financial assistance and employment assistance programs. They also include the activities of Services Québec, the Registrar of Civil Status and the Registraire des entreprises.

In 2025-2026, the moderate growth in expenditures of 1.7% is primarily due to the gradual phasing out of Opération main-d'œuvre.

Growth in expenditures of 2.6% in 2026-2027 is mainly due to a higher volume of activities carried out as part of employment assistance measures.

In 2027-2028, the change in expenditures of −1.5% is tied, among other things, to the end of certain initiatives and the implementation of optimization measures.

Québec's Financial Situation	F-63

❏ Affaires municipales et Habitation: significant investment in housing in 2025-2026

The expenditures of the Affaires municipales et Habitation portfolio primarily consist of financial support for municipalities, particularly for infrastructure, social housing and compensations in lieu of taxes, as well as development measures in the regions, the Capitale-Nationale and the metropolitan area.

In 2025-2026, the 15.0% growth in expenditures is due, in particular, to significant investment in housing through the Québec affordable housing program and partnerships with tax-advantaged funds to increase the supply of social and affordable housing.

In 2026-2027 and 2027-2028, the changes in expenditures of −2.6% and −7.5%, respectively, are mainly due to expenditures on housing, particularly the planned sequence for building units under the AccèsLogis Program, those planned under the Québec affordable housing program, those completed in partnership with tax-advantaged funds, and for 2027-2028, those planned under the low-rental housing renovation program, as well as expenditures stemming from the non-profit housing program.

❏ Économie, Innovation et Énergie: a gradual reduction in financial interventions

The expenditures of the Économie, Innovation et Énergie portfolio are mainly devoted to the funding of economic development projects and support for research, innovation and development of energy resources. They also cover youth programs.

In 2025-2026, the 2.1% growth in expenditures provides, in particular, support to Québec businesses by funding economic development projects.

In 2026-2027, the change in expenditures of −7.3% is mainly due to the decrease in the financial impacts related to the government's currently planned financial interventions.

In 2027-2028, the change of −7.8% is primarily due to the end of the two-year measures announced in Budget 2025-2026 to help businesses cope with U.S. tariffs.

F-64	Budget 2026‑2027 Budget Plan

❏ Environnement, Lutte contre les changements climatiques, Faune et Parcs: fluctuation in revenue from the carbon market

The expenditures of the Environnement, Lutte contre les changements climatiques, Faune et Parcs portfolio are primarily devoted to funding measures to combat climate change, protect the environment and preserve biodiversity. These expenditures also include the operation of public dams, land management of the state's water domain and conservation of wildlife resources and habitats.

The change in expenditures of −8.8% in 2025-2026 is primarily due to the decrease in expenditures under the 2030 Plan for a Green Economy in 2025-2026 as a result of the temporary decline in anticipated revenue from the carbon market.

The weak growth in expenditures of 0.8% in 2026-2027 is due to the recognition in the Transports et Mobilité durable portfolio of the increase in funding for the Electrification and Climate Change Fund for public transit. If this funding were recognized in the Environnement, Lutte contre les changements climatiques, Faune et Parcs portfolio, the portfolio growth would be 7.3%.

In 2027-2028, the 9.6% growth is primarily due to the increase in expenditures under the 2030 Plan for a Green Economy, resulting from the expected increase in revenue from the carbon market.

Québec's Financial Situation	F-65

❏ Other portfolios: one-time supports

The expenditures of other portfolios include the expenditures of all other portfolios, which include, in particular, programs in the culture, immigration, tourism and natural resources sectors, as well as the activities of the judicial system, public security, international relations, the legislative branch and central agencies.

In 2025-2026, the 10.0% growth in expenditures is due, in particular, to an increase in transfers to eligible public transit bodies from the Société de financement des infrastructures locales du Québec and the impact of the Contingency Fund.

— In particular, the Contingency Fund is intended to cover unforeseen expenditures that may arise in government programs. Since fiscal year 2024-2025 is over, expenditures funded by a withdrawal from the Contingency Fund are in the portfolios and there is no Contingency Fund reserve for unforeseen expenditures in 2024-2025, inducing growth for 2025-2026.

In 2026-2027, the 4.9% growth in expenditures is due, in particular, to the provision for implementing activities supporting the integration and francization of immigrants, which fall under the Immigration, Francisation et Intégration portfolio, for targeted assistance for the forestry sector and for the costs associated with the general election next October.

In 2027-2028, the 1.8% growth in expenditures is mainly due to the increase in work related to infrastructure programs funded by the Société de financement des infrastructures locales du Québec, offset by a decrease in targeted assistance to the forestry sector.

❏ Reallocation of expenditures during the fiscal year

Responsible management of expenditures gives the government the leeway it needs to invest in priority sectors. By rigorously monitoring the budgetary envelopes allocated to departments and bodies, the government promotes compliance with the objectives set and allows budgetary resources of approximately 1% of program expenditures to be made available and reallocated during the fiscal year.

Based on the reinvestments seen in recent years, Budget 2026-2027 provides a reallocation of $600 million in government expenditures for each year. These reallocations correspond in part to the leeway projected for these fiscal years and help maintain the level of services to the public.

F-66	Budget 2026‑2027 Budget Plan

Growth in expenditure to meet the needs of Quebecers

From 2019-2020 to 2024-2025, Québec government expenditures grew by an average of 7.5% per year.

This growth in expenditures is due to the desire to enhance services to the public, while coping with the effects of structural factors such as an aging population and significant infrastructure needs. The priorities remained health, education and the economy, in addition to maintaining sound management of public finances.

Furthermore, this growth is influenced by the 11.1% increase in 2020-2021 associated with the COVID-19 pandemic, which required the introduction of exceptional measures to manage the public health crisis and stimulate the economy. Numerous measures were subsequently put in place to protect Quebecers' purchasing power to cope with a significant increase in inflation.

In 2025-2026, the government tabled a plan to restore fiscal balance over five years. During this period, average annual expenditure growth stood at 2.1%. This more moderate growth in recent years allows the government to continue its efforts to support Quebecers and businesses affected by the current disruptions in the global geopolitical and economic landscape. This growth also takes into account actions taken to improve government efficiency, which are contributing to a gradual return to a balanced budget, to be achieved by 2029-2030.

Portfolio expenditure growth
(per cent)

(1) Average annual growth rate, corresponding to the geometric mean over six years, from 2019-2020 to 2024-2025.

(2) Average annual growth rate, corresponding to the geometric mean over five years, from 2025-2026 to 2029-2030.

Québec's Financial Situation	F-67

3.2.2 Debt service

Debt service consists of interest on the direct debt as well as interest on the liability for the retirement plans and other future benefits of public and parapublic sector employees.

Debt service changes primarily according to the level of debt, interest rates and the return on the Retirement Plans Sinking Fund (RPSF). It will stand at $10.2 billion in 2025-2026, $10.3 billion in 2026-2027 and $10.9 billion in 2027-2028, representing changes of 1.9%, 1.1% and 6.5%, respectively.

In 2025-2026, 2026-2027 and 2027-2028, interest on the direct debt will change by 7.7%, 4.4% and 6.8%, respectively, due, in particular, to the increase in the debt level and the anticipated change in interest rates.

— The higher growth in 2027-2028 is due, in particular, to the renewal of maturing fixed-rate loans at higher interest rates. Global interest rates are expected to be higher in 2027-2028 than they were 10 years ago.

Interest on the liability for the retirement plans and other employee future benefits is reducing debt service since 2025-2026 due to the increase in the investment income of the RPSF, which is deducted from debt service and which now exceeds interest on obligations relating to the retirement plans.

TABLE F.20

Change in debt service (millions of dollars, unless otherwise indicated)
	2025-2026	2026-2027	2027-2028	AAGR(1)
Interest on direct debt(2)	10 591	11 053	11 808

% change	7.7	4.4	6.8

Interest on the liability for retirement plans and other employee future benefits(3)	−436	−785	−877
TOTAL	10 155	10 268	10 931
% change	1.9	1.1	6.5	3.1

(1) Average annual growth rate, corresponding to the geometric mean over three years, from 2025-2026 to 2027-2028.

(2) Interest on the direct debt includes the income of the Sinking Fund for Government Borrowing. This revenue, which is deducted from debt service, consists of interest generated on investments as well as gains and losses on disposal. The forecast for this revenue may be adjusted upward or downward since it is closely tied to changes in interest rates and market behaviour.

(3) This interest corresponds to the interest on obligations relating to the retirement plans and other future benefits of public and parapublic sector employees, minus mainly the investment income of the RPSF.

F-68	Budget 2026‑2027 Budget Plan

4. HIGHER PUBLIC INFRASTRUCTURE INVESTMENTS

Public infrastructure investments help support the delivery of quality public services. They also help stimulate the economy and increase Québec's long-term economic potential.

In the uncertain context stemming mainly from U.S. trade policy, an increase in infrastructure investments of $11 billion over three years, from 2025-2026 to 2027-2028, was announced in the March 2025 budget.

With the dual objective of supporting the economy and providing Québec with modern infrastructure in good condition, in Budget 2026-2027, the government is planning:

— an increase in infrastructure investments of more than $5 billion over six years, from 2025-2026 to 2030-2031;

— From 2025-2026 to 2030-2031, investments will total $108.0 billion, which is $5.2 billion more than those in the March 2025 budget.

— The higher investments of $5.2 billion correspond to an acceleration of $3.4 billion from 2026-2027 to 2030-2031 and advance payments of $1.8 billion in 2025-2026.

— a $3.0-billion increase in the 2026-2036 Québec Infrastructure Plan (QIP), from 2026-2027 to 2035-2036, to $167 billion.12

TABLE F.21

A $5.2-billion increase in public infrastructure investments over six years (billions of dollars)
	2025- 2026	2026- 2027	2027- 2028	2028- 2029	2029- 2030	2030- 2031	Total over 5 years(1)	Total over 6 years
Investments from the March 2025 budget(2)	19.2	19.4	19.8	15.0	14.5	14.9	83.6	102.8
Investments from the March 2026 budget	21.0	19.4	19.8	17.0	15.4	15.4	87.0	108.0
Change	1.8	-	-	2.0	0.9	0.5	3.4	5.2

(1) The total over five years covers the years 2026-2027 to 2030-2031.

(2) For 2025-2026, these are probable investments, excluding advance payments of $1.8 billion, including $1.7 billion in public transit.

________________________________________________

12 The 2025-2035 QIP stood at $164 billion.

Québec's Financial Situation	F-69

Over the past eight years, the QIP has been increased each year, going from $100.4 billion in March 2018 to $167.0 billion in March 2026. This increase of more than 66% was necessary, given the importance of providing Québec with modern infrastructure and investing more in maintaining the building inventory.

— In addition, Hydro-Québec will make a significant contribution to Québec's economic growth with the progressive completion of its Action Plan 2035 - Towards a Decarbonized and Prosperous Québec. This plan will require capital investments of between $135 billion and $160 billion over the 2024-2035 period.

CHART F.8 Change in the Québec Infrastructure Plan
(billions of dollars)

Source: Secrétariat du Conseil du trésor.

Québec expects the federal government to contribute financially to the QIP, an important plan, particularly through the Build Communities Strong Fund and the Canada Public Transit Fund.

In its 2025 budget, the federal government announced investments of $23.2 billion over 10 years through the Build Communities Strong Fund. Although these investments fall far short of Québec's expectations, with the provinces and territories asking for a $100-billion plan over 10 years, the government will use the federal funds as leverage to ensure that priority projects are carried out across Québec.

F-70	Budget 2026‑2027 Budget Plan

❏ Improved service delivery

These investments of $167.0 billion over 10 years,13 spread across all regions of Québec, will enable the government to continue its efforts to maintain and enhance the infrastructure required to provide services to the population. In particular, they will enable:

— building, renovating, and expanding hospitals, building seniors' homes as well as replacing medical equipment;

— completing school renovation work and adding classrooms;

— maintaining the university and college network infrastructure;

— maintaining the road network and further developing it;

— developing core public transit networks and refurbishing existing networks;

— continuing with the digital transformation of public bodies;

— building and renovating social and affordable housing.

________________________________________________

13 The 2026-2036 Québec Infrastructure Plan published by the Secrétariat du Conseil du trésor provides detailed information on planned investments by sector.

Québec's Financial Situation	F-71

❏ Annual investments are at historically high levels

Annual infrastructure investments are reaching historically high levels. They rose from $9.1 billion in 2018-2019 to $21.0 billion in 2025-2026.14 They will stand at $19.4 billion in 2026-2027 and $19.8 billion in 2027-2028.

These high investments increase pressure on the financial framework regarding debt service, among other things. To respect taxpayers' ability to pay and following annual infrastructure investments at historic levels, the government intends to stabilize these investments starting in 2028-2029. At $17 billion in 2028-2029, annual investments will amount to 9.6% of revenue, compared to 11.7% in 2026-2027 and 11.5% in 2027-2028.15

The government's goal is to ensure the long-term sustainability of public finances and preserve Québec's credit rating for its borrowings.

CHART F.9 Annual investments provided for in the 2026-2036 Québec Infrastructure Plan
(billions of dollars)

Note: The investments include advance payments for infrastructure of $1.4 billion in 2021-2022, $0.8 billion in 2022-2023 and $1.8 billion in 2025-2026, including $1.7 billion in public transit.

Source: Secrétariat du Conseil du trésor.

________________________________________________

14 Investments in 2025-2026 include advance payments for infrastructure of $1.8 billion, including $1.7 billion in public transit.

15 For information purposes, over the past 12 years, from 2013-2014 to 2024-2025, average annual infrastructure investments as a proportion of revenue were 9.7%.

F-72	Budget 2026‑2027 Budget Plan

Significant support for municipalities

Since 2018, the Québec government's support for municipalities, consisting of transfers to fund infrastructure, tax transfers to support municipalities' fiscal capacity and subsidies to fund various municipal needs, has increased from $4.2 billion to more than $6.6 billion per year.

Strategic investments in drinking water, wastewater and essential infrastructure

The Québec government allocates $2.2 billion per year to municipal infrastructure funding.

These investments, which are primarily managed and overseen by the Ministère des Affaires municipales et de l'Habitation and the Ministère des Transports et de la Mobilité durable, support municipalities in the following areas:

— maintaining and building drinking water treatment and wastewater sanitation infrastructure, as well as municipal or community infrastructure;

— supporting public transit and local road maintenance;

— strengthening the resilience of infrastructure in the face of disasters and adverse climate events.

To meet the needs raised by municipalities, the investment envelope of the Ministère des Affaires municipales et de l'Habitation will be increased by nearly $150 million in 2026-2027.

Funds from the Canada Housing Infrastructure Fund will be added to these amounts.

A nearly $1 billion Canada-Québec agreement benefiting Québec municipalities

On January 21, 2026, the federal government and the Québec government announced an agreement regarding the provincial and territorial agreements component of the Canada Housing Infrastructure Fund.

Under this agreement, Québec will receive $955 million over nine years, from 2025-2026 to 2033-2034, to increase water infrastructure capacity and efficiency, thereby supporting housing construction in all Québec municipalities.

Tax transfers[1] to support municipalities' financial capacity

In addition to transfers for infrastructure, tax transfers to municipalities total $1.7 billion per year. This amount has grown significantly in recent years, mainly due to the sharing of a one-point increase in the QST.

This mechanism, which constitutes a major recurring transfer introduced in 2021 and made permanent by the Act respecting the Ministère des Affaires municipales, des Régions et de l'Occupation du territoire[2] in 2024, is expected to exceed $1 billion per year by 2030, providing municipalities with a stable and predictable source of revenue.

1 These transfers, which are non-investment transfers, include, in particular, the sharing of one percentage point of QST growth, compensation in lieu of taxes for public buildings and land, amounts provided for in the Regions and Rurality Fund, the equalization grant and natural resource royalties.

2 CQLR, chapter M-22.1.

Québec's Financial Situation	F-73

❏ A significant share of the QIP allocated to public infrastructure maintenance

Continued significant investments are necessary to maintain public infrastructure. Some public infrastructure is aging and requires repairs.

A 71% share of 2026-2036 QIP investments will be used for infrastructure maintenance.16 Compared to the 2025-2035 QIP, this is a significant increase, as the previous figure stood at 65%.17 New infrastructure will account for 29% of investments.

CHART F.10 2026-2036 Québec Infrastructure Plan by type of investment

Source: Secrétariat du Conseil du trésor.

________________________________________________

16 This share excludes the central envelope.

17 The 71% share in the 2026-2036 QIP for infrastructure maintenance represents $105.8 billion, compared to $96.7 billion in the 2025-2035 QIP.

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APPENDIX 1: PORTFOLIO EXPENDITURES

TABLE F.22

Portfolio expenditure forecasts (millions of dollars)
	2025-2026	2026-2027
National Assembly	192	200

Persons appointed by the National Assembly	169	297

Affaires municipales et Habitation	5 758	5 608

Agriculture, Pêcheries et Alimentation	1 522	1 531

Conseil du trésor, Administration gouvernementale et Efficacité de l'État	2 883	3 361

Conseil exécutif	627	630

Culture et Communications	1 990	2 054

Cybersécurité et Numérique	357	353

Économie, Innovation et Énergie	4 867	4 511

Éducation	23 516	24 075

Emploi et Solidarité sociale	5 803	5 952

Enseignement supérieur	11 335	11 749

Environnement, Lutte contre les changements climatiques, Faune et Parcs	1 989	2 004

Famille	9 741	10 009

Finances	4 073	4 087

Immigration, Francisation et Intégration	516	756

Justice	2 018	2 039

Langue française	77	81

Relations internationales et Francophonie	154	148

Ressources naturelles et Forêts	1 403	1 521

Santé et Services sociaux	65 991	68 708

Sécurité publique	3 015	2 876

Tourisme	528	552

Transports et Mobilité durable	9 262	7 739

Travail	243	248

Reallocation of expenditures during the fiscal year	-	−600
TOTAL	158 029	160 489
Note: Totals may not add due to rounding.

Québec's Financial Situation	F-75

APPENDIX 2: REPORT ON THE APPLICATION OF THE BALANCED BUDGET ACT

❏ Balanced Budget Act

Pursuant to the Balanced Budget Act, the Minister of Finance must report to the National Assembly, in the budget speech, on the achievement of the objectives of the Act and any variance recorded.

The purpose of the Act is to balance the government's budget. To that end, the Act sets limits on the circumstances that can lead to a budget deficit being anticipated and provides for, in certain cases and in full transparency, a process for returning to a balanced budget.

Balanced Budget Act

The Balanced Budget Act was passed by the National Assembly in 1996 and modernized in December 2023. The Act specifies how the budgetary balance is calculated and sets out the applicable rules in the case of an actual or anticipated budgetary deficit.

Pursuant to the Act, the government may not anticipate a budgetary deficit, except in one of the following three specific circumstances:

— a disaster having a major impact on revenue or expenditure;

— a significant deterioration of economic conditions;

— a change in federal programs of transfer payments to the provinces that would substantially reduce transfer payments to the government.

The Act also provides for the presentation of a plan to restore fiscal balance when the budgetary deficit for a given fiscal year is greater than the revenues recorded in the Generations Fund for that year, and it specifies the cases in which such a plan may be replaced.

The plan must present decreasing deficits over a maximum period of five years and anticipate, for the fiscal year preceding the return to a balanced budget, a deficit of 25% or less of the budget deficit referred to in the previous paragraph.

Québec's Financial Situation	F-77

❏ Budgetary balance within the meaning of the Balanced Budget Act

The objectives of the Balanced Budget Act are achieved if the budgetary balance, calculated in accordance with the Act, is zero or positive. Otherwise, the Minister must report on the circumstances causing the anticipated budgetary deficit. Table F.23 shows the components for establishing the budgetary balance within the meaning of the Act.

Balanced budgets within the meaning of the Act were achieved for fiscal years 2017-2018 to 2019-2020. For 2020-2021, 2021-2022 and 2022-2023, the COVID-19 pandemic had a major impact on the government's financial framework. The Balanced Budget Act was amended to suspend the obligation to achieve a balanced budget in those years. However, a balanced budget was achieved in 2020-2021 and 2021-2022 through the use of the stabilization reserve. A plan to offset budget overruns was presented during Budget Speech 2023-2024 in accordance with the Balanced Budget Act in effect at that time.

In December 2023, the Act was modernized to make it simpler and more flexible, while keeping it equally binding in terms of the obligation to provide for a balanced budget. The Public Accounts 2022-2023, published after the Act was modernized and came into force, showed a deficit, within the meaning of the Act, of $6 084 million. Since this deficit exceeds the revenues allocated to the Generations Fund, a plan to restore fiscal balance was presented in the Budget Speech 2025-2026. The year 2026-2027 is therefore the second year of the plan to restore fiscal balance.

The financial framework of Budget 2026-2027 complies with the Act, as the projected deficits are lower than or equal to those in the plan tabled in 2025-2026.

CHART F.11 Budgetary balance from 2017-2018 to 2029-2030
(millions of dollars)

Note: Budgetary balance within the meaning of the Balanced Budget Act.

(1) Use of the stabilization reserve resulted in balanced budgets for 2020-2021 and 2021-2022, and a budget deficit balance of $5 635 million for 2022-2023. The stabilization reserve was abolished in 2023-2024.

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Budgetary balance within the meaning of the Act

The budgetary balance corresponds essentially to the surplus or the deficit presented in the public accounts (surplus or deficit from operations) reduced by the amount of revenues dedicated to the Generations Fund and adjusted to take certain accounting changes into consideration, if applicable. This definition of budgetary balance is more restrictive than in other provinces and reflects the government's determination to reduce the debt and preserve generational equity.

Before 2023-2024, the Act allowed the stabilization reserve to be taken into account in assessing whether a balanced budget had been achieved. Where the calculated budgetary balance was a deficit, the government used an equivalent amount from the reserve to present a nil budgetary balance and achieve a balanced budget without having to implement an offsetting financial plan. The budgetary balance thus obtained corresponded to the budgetary balance within the meaning of the Act after taking into account the stabilization reserve; however, the stabilization reserve was abolished as of 2023-2024.

❏ The plan to restore fiscal balance

The policy directions governing the plan to restore fiscal balance, the monitoring of that plan and the trajectory for returning to a balanced budget are presented in subsection 2 of this section.

Québec's Financial Situation	F-79

TABLE F.23

Budgetary balance within the meaning of the Balanced Budget Act (millions of dollars)
Fiscal year	Accounting surplus (deficit)(1)	Revenues dedicated to the Generations Fund	Accounting and other changes(2)	Budgetary balance within the meaning of the Act	Stabilization reserve(3)		Budgetary balance within the meaning of the Act after reserve(4)
					Allocations	Uses
2015-2016	3 269	−1 453	375	2 191	−2 191	-	-
2016-2017	3 944	−2 001	418	2 361	−2 361	-	-
2017-2018	2 804	−2 293	2 111	2 622	−2 622	-	-
2018-2019	7 675	−3 477	605	4 803	−4 803	-	-
2019-2020	1 845	−2 606	765	4	−4	-	-
2020-2021	−4 378	−3 313	−3 069	−10 760	-	10 760	-
2021-2022	2 567	−3 617	278	−772	-	772	-
2022-2023	−3 126	−3 082	124	−6 084	-	449	−5 635(5)
2023-2024	−5 994	−2 047	-	−8 041(6)	n/a	n/a	n/a
2024-2025	−5 175	−2 397	-	−7 572(6)	n/a	n/a	n/a
2025-2026	−7 655	−2 289	-	−9 944(7)	n/a	n/a	n/a
2026-2027	−6 265	−2 347	-	−8 612(7)	n/a	n/a	n/a

(1) The annual surpluses (deficits) were restated to take into account, in particular, the accounting standards respecting transfer payments and asset retirement obligations.

(2) To comply with the Balanced Budget Act, adjustments are made to take into account restatements in the public accounts, including the change in the application of the accounting standard respecting transfer payments and its impact on the accumulated deficit in 2020-2021.

(3) The stabilization reserve was repealed on December 7, 2023.

(4) The budgetary balance within the meaning of the Balanced Budget Act after reserve corresponds to the budgetary balance that takes into account allocations to the stabilization reserve and uses of it in order to maintain a balanced budget or reduce the budgetary deficit.

(5) The obligation to achieve a balanced budget was suspended from March 25, 2021 to March 31, 2023.

(6) Deficits are permitted in 2023-2024 and 2024-2025. Since the deficit for 2022-2023 exceeds the revenue allocated to the Generations Fund, deficits are permitted for the following two years, before the plan to restore fiscal balance was tabled.

(7) A plan to restore fiscal balance was tabled in 2025-2026. During the execution of a plan, a deficit is permitted if it is less than that of the plan.

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